DEVELOPMENT CONTRIBUTION AGREEMENT
                                (Avalon 1, 3, 4)

         THIS DEVELOPMENT CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the 25th day of August, 1997, by and between the individuals and entities listed on Exhibit I attached hereto with an address c/o Questar Properties, Inc., 124 Slade Avenue, Suite 200, Baltimore, Maryland 21208,
Attention: Mr. Stephen M. Gorn (collectively, the "Transferor Members"), Stephen
M. Gorn, individually, John B. Colvin, individually, and BRI OP Limited Partnership, a Delaware limited partnership (the "BRI Partnership") with an address c/o Berkshire Realty Company, Inc., 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Mr. David J. Olney.

                                   BACKGROUND

         WHEREAS, the Transferor Members are the legal and beneficial owners of all of the membership interests, as set forth on Exhibit I, of Ironhorse Associates, L.L.C., a Maryland limited liability company (the "Transferor Company") pursuant to the Operating Agreement dated as of June 26, 1996, as amended (a copy of which, including all amendments, is attached hereto as Exhibit II and is referred to as the "Transferor Operating Agreement");

         WHEREAS, Berkshire Apartments, Inc. ("Berkshire Apartments") is the general partner and Berkshire Realty Company, Inc. ("BRI") is a special limited partner of the BRI Partnership, pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of May 1, 1995, as amended (a copy of which, including all amendments, is attached hereto as Exhibit 1) and as the same may be amended hereafter from time to time (the "BRI Partnership Agreement");

         WHEREAS, the Transferor Company is the owner of the following:

                  a. that certain tract or parcel of land located in Baltimore County, Maryland, more particularly described in Schedule A attached hereto (the "Land");

                  b. the 258-unit apartment complex, commonly known as Avalon Apartments, which contains related improvements, facilities, amenities, structures, driveways, walkways, plumbing and heating pipes, culverts, and mains, all of which have been constructed, are under construction or are to be constructed on the Land (collectively, the "Improvements") pursuant to certain plans and specifications that have been approved by the Transferor Members and BRI Partnership, as modified by certain change orders, a complete listing of which (including the latest revision date and change orders) is attached hereto as Schedule C (the "Plans and Specifications");

                  c. all right, title and interest of the Transferor Company in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of the Transferor Company in and to any awards for damage thereto by reason of a change of grade thereof;

                  d. the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of the Transferor Company in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or
(c);

                  e. the fixtures, equipment and other personal property listed in Schedule B attached hereto and all other fixtures, machinery, supplies, equipment and other personal property owned by the Transferor Company and located on or in or used solely in connection with the Land and Improvements (collectively, the "Personal Property"); and

                  f. all of the Transferor Company's interest in any intangible property now or hereafter, owned by the Transferor Company and used solely in connection with the Land, Improvements and Personal Property, including without limitation the right to use any trade style or name now used in connection with the same, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Property, as hereinafter defined (excepting (i) any cash and escrow deposits and other current assets relating to periods prior to Closing and (ii) amounts, if any, due to the Transferor Members pursuant to Section 12).

         All of the items described in subparagraphs (a), (b), (c), (d), (e) and
(f) above are hereinafter referred to collectively as the "Property".

         WHEREAS, the Transferor Members desire to contribute all of the membership interests in the Transferor Company (collectively referred to as the "Transferor Membership Interests") to the BRI Partnership, and the BRI Partnership desires to admit the Transferor Members as limited partners in the BRI Partnership and to accept such contribution from the Transferor Members; and

         WHEREAS, in exchange for such contribution, the Transferor Members desire to, at their election, either receive cash or BRI Partnership Units (as hereinafter defined) in accordance with the terms of this Agreement and the BRI Partnership Agreement.

         NOW, THEREFORE, in consideration of the mutual undertakings and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferor Members and the BRI Partnership hereby covenant and agree as follows:

                                    SECTION 1
                                    ---------

             CONTRIBUTION OF MEMBERSHIP INTERESTS AND DUE DILIGENCE
             ------------------------------------------------------

         1.01 The Transferor Members shall contribute to the BRI Partnership, and the BRI Partnership shall accept from the Transferor Members, in exchange for either cash or BRI Partnership Units, and upon the terms and conditions set forth in this Agreement, all of the Transferor Members' membership interests in the Transferor Company (the "Transferor Membership Interests"). The percentage of interest that each of the Transferor Members owns in the Transferor Company is listed on Exhibit I. At the Closing (as defined in Section 3.01), the Transferor Members shall, respectively, contribute, assign, transfer and deliver the Transferor Membership Interests to the BRI Partnership, or its designees as provided in Section 18.01 hereof, by an Assignment and Assumption of Membership Interest in the form of Exhibit III attached hereto (the "Transferor Assignment"). Immediately thereafter, the Transferor Members and the BRI Partnership, or its designees, shall execute and deliver an Amended and Restated Operating Agreement in the form of Exhibit IV attached hereto (the "Amended Transferor Operating Agreement") and an Amended and Restated Articles of Organization in the form of Exhibit V attached hereto (the "Amended Transferor Company Articles") pursuant to which the BRI Partnership, or its designees, shall be admitted and the Transferor Members shall withdraw, as the members of the Transferor Company and be released of all liability thereunder, and the terms of the Transferor Company shall be amended in accordance with the Amended Transferor Operating Agreement.

         1.02 Property Title. On or before September 22, 1997, the Transferor Members shall deliver to the BRI Partnership a copy of the Transferor Company's existing title insurance commitment or policy (the "Commitment") and copies of all instruments and plans mentioned therein as exceptions to good and marketable fee simple title, as well as copies of any instruments referred to in such instruments which affect the Property (all of such items are hereinafter collectively referred to as the "Title Policy").

         Should such Commitment contain any title exceptions which are not acceptable to the BRI Partnership, in its sole discretion, the BRI Partnership may notify the Transferor Company on or before October 1, 1997 if any such exceptions are unacceptable. If the BRI Partnership fails to so notify the Transferor Company of any unacceptable exceptions as described above, the exceptions set forth in Schedule B of the Commitment, except as otherwise herein provided, shall be deemed accepted by the BRI Partnership and included as the "Permitted Exceptions". Any easements or other agreements reasonably required for the development and construction of the Property and the Improvements now or hereafter entered into by the Transferor Company; including an agreement for the shared use and the sharing of the operating expenses of the common recreational facilities located on the Property and an easement declaration creating cross-easements for the roads, storm water management ponds and the sewage pumping station on the Property, in form and content reasonably satisfactory to the BRI Partnership, all of which are consistent with the Plans and Specifications and, in the reasonable discretion of the BRI Partnership, do not materially interfere with the intended use of the Property nor materially affect the value of the Property, shall also constitute Permitted Exceptions.

         Within thirty (30) days after the Substantial Completion Date Notice, the BRI Partnership, at the BRI Partnership's sole cost, shall obtain a new commitment (the "Updated Commitment") for Title Insurance for an ALTA Form B Owner's Title Insurance Policy from Lawyer's Title Insurance Corporation (the "Title Insurer"). The Updated Commitment shall insure fee simple title to the Property in the sole name of the Transferor Company and shall be in the amount of $25,862,791. The Updated Commitment shall provide for a title insurance policy which shall contain coverage against all mechanics' liens, shall have full survey coverage, shall have deleted therefrom all "printed standard exceptions", shall have a 3.1 zoning endorsement, a comprehensive endorsement, a non-imputation endorsement and such other endorsements as are reasonably required by the BRI Partnership and are available under the law of the state in which the Property is located. If any new exceptions to title appear in the Updated Commitment that do not constitute Permitted Exceptions and that are unacceptable to the BRI Partnership, in its reasonable discretion, the BRI Partnership may notify the Transferor Company within thirty (30) days after the Completion Date Notice.

         If any exceptions in the Commitment or the Updated Commitment are unacceptable to the BRI Partnership in accordance with the foregoing provisions, and the BRI Partnership timely notifies the Transferor Company in writing of such fact as above provided, the Transferor Company shall have thirty (30) days from the date the Transferor Company receives notice of such unacceptable exceptions, at the option of the Transferor Company, to remove or cure such exceptions, provided further, the Transferor Company may, but shall not be required to, make any monetary expenditures in connection with the removal or cure of such exceptions. All mortgages and deeds of trust, mechanics liens, tax liens, attachments and all other monetary liens against the Property (other than the liens for real estate taxes and current water and sewer charges for the fiscal year in which Closing occurs, which taxes and current water and sewer charges will be adjusted as provided in Section 12 hereof) (collectively the "Monetary Liens") shall automatically be deemed to be unacceptable exceptions to title and shall be paid and removed by the Transferor Company at Closing. The Transferor Company shall be deemed to have refused to cure any unacceptable exceptions unless the Transferor Company, within ten (10) days after receipt of notice from the BRI Partnership, shall notify the BRI Partnership in writing that the Transferor Company will attempt to cure such unacceptable exceptions. If the Transferor Company fails or refuses to cure said unacceptable exceptions within the time period above provided, on or before the earlier to occur of (A) ten (10) days after the Transferor Company notifies the BRI Partnership that it refuses to cure such unacceptable exceptions, and (B) Closing Date, the BRI Partnership may, in accordance with the provisions of Section 13 hereof, (i) terminate this Agreement by giving written notice to the Transferor Company or
(ii) waive such exceptions and accept title subject thereto, in which event there shall be a reduction in the Purchase Price (as defined in Section 2.01(a)) in an amount necessary to enable the BRI Partnership to remove all Monetary Liens.

         1.03 Survey. On or before September 22, 1997, the Transferor Company shall provide to the BRI Partnership a copy of its existing survey (the "Survey") of the Land and any Improvements.

         Should such Survey contain any encumbrances, encroachments or other survey defects (collectively "survey matters") which are not included within the Permitted Exceptions and are not acceptable to the BRI Partnership in its sole discretion, the BRI Partnership may notify the Transferor Company on or before October 1, 1997 if any such survey matters are unacceptable. If the BRI Partnership fails to so notify the Transferor Company of the unacceptable survey matters as described above, the Survey shall be deemed accepted by the BRI Partnership and the survey matters shown on the Survey shall be included within the "Permitted Exceptions."

         Within thirty (30) days after the Substantial Completion Date Notice, the BRI Partnership, at its sole cost and expense, shall obtain an updated survey (the "Updated Survey") by a registered land surveyor (the "Surveyor") acceptable to the BRI Partnership, which Updated Survey shall include (i) all existing buildings, improvements, fences, encumbrances, encroachments, conflicts, party walls, protrusions (including the location of all highways, streets, roads, alleys and rights-of-way upon, under, across, abutting or adjacent to the Land, or affecting the Land or the Improvements), and any visible evidence of all water, sewer, gas, telephone and electric lines, (ii) the exact area of the Land to the nearest hundredth of an acre, (iii) all buildings set back and other restriction lines, (iv) property corners and boundary lines of the Property (including the courses and distances of each of said boundary lines), (v) the relation of the point of beginning of the description of the Land to the monument from which it is fixed, (vi) recorded or otherwise known easements (stating the recording book and page references in the case of any such recorded easements), (vii) a metes and bounds written description of the Land, and (viii) a notation of any discrepancies between the Updated Survey and the recorded legal description. The BRI Partnership shall provide a copy of the Updated Survey to the Transferor Company promptly after its receipt thereof. If any new matters appear on the Updated Survey that do not constitute Permitted Exceptions, do not simply reflect the construction of the Improvements in locations that do not encroach upon property lines, setback lines or easements, and are unacceptable to the BRI Partnership in its reasonable discretion, the BRI Partnership may notify the Transferor Company within forty (40) days after the Substantial Completion Date Notice.

         If any survey matters are unacceptable to the BRI Partnership in accordance with the foregoing provisions, and the BRI Partnership timely notifies the Transferor Company in writing of such fact as above provided, the Transferor Company shall have thirty (30) days from the date the Transferor Company receives notice of such unacceptable survey matters, at the option of the Transferor Company, to cure such unacceptable survey matters. The Transferor Company shall be deemed to have refused to cure any unacceptable survey matters unless the Transferor Company, within ten (10) days after receipt of notice from the BRI Partnership, shall notify the BRI Partnership in writing that the Transferor Company will attempt to cure such unacceptable survey matters. If the Transferor Company fails or refuses to cure said unacceptable survey matters within the time period provided, on or before the earlier to occur of (A) ten
(10) days
after the Transferor Company notifies the BRI Partnership that it refuses to cure such unacceptable survey matters, and (B) Closing Date, the BRI Partnership may, in accordance with the provisions of Section 13 hereof, (i) terminate this Agreement by giving written notice to the Transferor Company or (ii) waive such survey matters and accept title subject thereto, in which event there shall be no reduction in the Consideration Amount.

         1.04     Construction and Inspection.

                  (a) Plans and Specifications. Prior to the date of this Agreement, Transferor Company has delivered to BRI Partnership true, correct and complete copies of the Plans and Specifications for the construction of the Improvements as set forth on Schedule C attached hereto.

                  (b) Transferor Company to Construct Improvements. Transferor Company shall, at Transferor Company's expense, obtain all permits and construct the Improvements on the Land in accordance with the Plans and Specifications, as the same may be modified by change order in accordance with this Agreement. All work shall be done in a good and workmanlike manner using new, good quality materials, free of all defects and in compliance with all Codes (as defined in Section 5.21), permits, approvals, title restrictions and insurance requirements. Transferor Company shall obtain builder's risk insurance on the Improvements in the amount of the construction cost of those buildings from time to time for which construction has commenced. Transferor Company shall deliver a certificate of such insurance to BRI Partnership. Transferor Company shall maintain such insurance in force and effect through the course of construction and until Closing hereunder.

                  (c) Inspection of Construction; Correction of Defects. BRI Partnership and its engineers, consultants and agents may inspect the construction of the Improvements from time to time during the course of construction upon reasonable notice to the Transferor Company. After receipt from the Transferor Company of written notice that the requirements of Section 3.02(a)(i) and (ii) have been satisfied (the "Inspection Notice"), BRI Partnership and its engineers, consultants and agents shall inspect the construction of the Improvements upon reasonable notice to Transferor Company to determine whether such construction is completed in accordance with the Plans and Specifications. Within 30 days after the Inspection Notice, BRI Partnership will give written notice to Transferor Company of any nonconformities with the Plans and Specifications and defects or deficiencies in construction identified by BRI Partnership. Unless Transferor Company disagrees with BRI Partnership, which disagreement shall be expressed by giving written notice to the BRI Partnership stating the basis for said disagreements, within 10 days after such BRI Partnership notice, Transferor Company, at Transferor Company's expense, shall commence to correct, repair or replace any such nonconformities, defects or deficiencies and shall diligently continue thereafter until completion of such corrections, repairs or replacements, and, if such deficiencies are of such a magnitude that Closing would not otherwise be required to occur under Section
3.02 and Section 5.30, the Closing Date shall be extended until the deficiencies are corrected. Any dispute shall be resolved by arbitration in accordance with
Section 3.02.

                  (d) Change Orders. The Transferor Company shall not change or modify the Plans and Specifications without prior written approval of the BRI Partnership, such approval not to be unreasonably withheld, provided, however that the following changes shall not require BRI Partnership's approval: (i) changes required by the construction lender or governmental authorities, and
(ii) changes in the design of the Improvements resulting in a decrease or increase in construction cost by less than $100,000 for an individual change and less than $250,000 in the aggregate. The Transferor Company shall give written notice to BRI Partnership of all proposed changes to the Plans and Specifications by sending a complete copy of the change, together with copies of any plans or drawings related thereto. BRI Partnership shall give its written approval or disapproval within five (5) business days thereafter. If BRI Partnership disapproves any such change, the Transferor Company shall not implement same.

                  (e) Completion. The Transferor Company shall diligently attempt to complete construction of the Improvements in accordance with the Plans and Specifications, as modified in accordance with this Agreement, and in compliance with all Codes (as defined in Section 5.21 hereof) by December 31, 2003 (the "Scheduled Completion Date"). For purposes of this Agreement, the "Completion Date" shall be the date upon which all of the Closing Conditions shall have been satisfied as set forth in Section 3.02.

                  (f) Force Majeure. In the event that the Transferor Company is delayed in the commencement or completion of construction of the Improvements by acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, strikes, shortages of labor, materials or equipment, undue delay in action by governmental authorities, governmental or utility company refusal to issue building, construction, utility, occupancy or other permits or approvals, water, sewer or other utility moratorium (including enforcement of the requirements of any adequate public facilities ordinance) or other causes beyond the Transferor Company's reasonable control (a "Force Majeure Event"), the Scheduled Completion Date shall be extended for the period of delay, not to exceed 12 months. If a Force Majeure Event continues in effect for a period in excess of 12 months, during which construction is delayed, then the Transferor Company may, by notice to BRI Partnership terminate this Agreement, in which event the Deposit shall be returned to the BRI Partnership and neither party shall have any further liability to the other hereunder. In addition, simultaneously with closing under the Related Agreements, the Transferor Company shall execute and deliver to BRI Partnership the Right of First Offer Agreement attached hereto as Exhibit IX, which Right of First Offer Agreement shall contain, among other provisions a Right of First Refusal which provides: (a) that the BRI Partnership shall have a right of first refusal to purchase the Property following the termination of this Agreement pursuant to this Section 1.04(f), (b) BRI Partnership shall have a period of 15 business days, following receipt of a bona fide third party letter of intent to purchase the Property, to agree to purchase the Property on the same terms and conditions as set forth in the letter of intent, and (c) such Right of First Offer Agreement shall be subordinate to any mortgage or deed of trust securing construction financing on the Property.

         1.05     Environmental Due Diligence Inspection.

                  (a) On or before September 22, 1997, the Transferor Company shall deliver to the BRI Partnership a copy of its environmental report for the Property (the "Initial Environmental Report"). Should the BRI Partnership decide, in its sole judgment, during the period up to and including October 1, 1997 (the "Due Diligence Period") that the Initial Environmental Report is unsatisfactory, the BRI Partnership shall have the right to terminate this Agreement by giving written notice of its election to do so on or before the last day of the Due Diligence Period, and upon the giving of such notice this Agreement shall be of no further force or effect. Subject to the rights of the tenants under the Leases, the BRI Partnership and their authorized agents and representatives may, from time to time up to and including the period expiring 30 days after the Substantial Completion Date Notice during regular business hours and on reasonable prior notice to the Transferor Company, inspect the Property to determine the presence of any Hazardous Materials (as defined in Section 5.20) and the compliance of the Property with Environmental Laws (as defined in Section 5.20) and in connection therewith to conduct such tests and observations and compile such information as the BRI Partnership, in its sole discretion may deem appropriate (the "Environmental Inspection"). The BRI Partnership shall provide a copy of any third party environmental reports obtained by the BRI Partnership, without representation or warranty, and subject to the limitations on use set forth therein, to the Transferor Company promptly after its receipt thereof. No such inspection, however, shall constitute a waiver or relinquishment on the part of the BRI Partnership of its right to rely upon the covenants, representations, warranties or agreements made by the Transferor Company in this Agreement. Should the BRI Partnership decide, in its reasonable judgment, that there exists an environmental risk with respect to the Property (excluding such items as asbestos roof shingles, asbestos floor tile and mastic, PCBs in electric light ballasts, HCFCs or CFSs in HVAC units, the presence of usual and customary cleaning and maintenance supplies and similar items that are typically handled through the adoption of appropriate operations policies), during the period expiring 30 days after the Substantial Completion Date Notice that based upon the results of the Environmental Inspection, it no longer desires to proceed with the transactions contemplated hereby, the BRI Partnership shall have the right to terminate this Agreement by giving written notice of its election to do so to the Transferor Company on or before 30 days after the Substantial Completion Date, and upon the giving of such notice this Agreement shall be of no further force or effect. Notwithstanding the foregoing, the BRI Partnership may not disapprove or object to any matter disclosed by the Environmental Inspection that was disclosed in the Initial Environmental Report. If the BRI Partnership shall fail to exercise such termination right within any such period, the BRI Partnership shall be conclusively deemed to have waived any right it may have had to terminate this Agreement pursuant to this Section 1.05. The BRI Partnership shall pay when due all fees and expenses incurred in the performance of the Environmental Inspection performed at its request.

                  (b) From and after the date of this Agreement, the Transferor Company shall permit the BRI Partnership's authorized agents and representatives (including its accountants) to examine (including, without limitation, the right to audit) the Transferor Company's books, financial records, Service Contracts, Leases and tenant files pertaining to the operation of the Property prior to the Closing. The BRI Partnership's agents and representatives shall be permitted access to such records and files during regular business hours. To the extent that any of the Transferor Company's financial records relating to the Property have been audited, the Transferor Company agrees to deliver any reports relating to such audits to the BRI Partnership. The Transferor Company shall provide the BRI Partnership with such information as the Transferor Company may have with respect to actual expenditures made for all repairs, maintenance, operation and upkeep of the Property, including, without limitation, to the extent in the possession of the Transferor Company, all taxes and utility payments made prior to the Closing and dates of construction, installation and major repairs to the Property. All information obtained by the BRI Partnership or its agents and representatives pursuant to this Section 1.05(b) shall be treated as confidential, shall not be disclosed to others until and unless the Closing occurs, and if such information is in written form, such information shall be returned to the Transferor Company if the Closing does not occur.

                  (c) The BRI Partnership shall indemnify the Transferor Members against and from all damage to the Property and/or claims of tenants or other third parties resulting from any entry on the Property by the BRI Partnership or any agent, contractor, consultant or other representative of the BRI Partnership, or any tests or other activities conducted in or on the Property by them, or any of them, together with all expenses incurred by the Transferor Members by reason thereof including, without limitation, reasonable attorneys' fees and disbursements: provided, however, that nothing contained herein is intended to obligate the BRI Partnership to indemnify, pay or otherwise reimburse the Transferor Members for any costs of remediation or clean-up, fines, penalties, assessments or similar charges for any condition existing at the Property solely by reason of the fact that the BRI Partnership or its agents, contractors, consultants or other representatives discover the existence of such condition during the course of conducting tests or other activities on the Property. The provisions of this Section 1.05(c) shall survive the Closing or any termination of this Agreement; provided, however, that no claim by the Transferor Members under this Section 1.05(c) for damage to the Property shall be made if (i) the Closing occurs or (ii) more than 90 days after the termination of this Agreement if the Closing does not occur, except for damage claims made by tenants as to which the time for asserting any such claim shall be not later than 180 days after the termination of this Agreement. If the Closing occurs, the BRI Partnership shall not have any claim against the Transferor Members by reason of any damage to the Property of the nature specified above or by reason of any claim against which the BRI Partnership is indemnifying the Transferor Members hereunder.

         1.06 Tax Treatment. The parties intend that, to the extent the Transferor Members receive BRI Partnership Units as the consideration for the contribution of the Transferor Membership Interests by the Transferor Members to the BRI Partnership in accordance with Section 1.01 of this Agreement, such contribution shall be treated for federal (and applicable state) income tax purposes as a tax-free contribution to capital pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the "Code") (and any analogous state income tax provisions). The BRI Partnership and the Transferor Members agree to report such transaction for federal and applicable state income tax purposes consistently with the intent set forth in this Section 1.06.


                                    SECTION 2
                                    ---------

                                  CONSIDERATION
                                  -------------

         The consideration for the Membership Interests (the "Consideration Amount"), subject to the adjustments contained in Section 12 of this Agreement, shall be determined pursuant to the provisions of Section 2.04, and shall be paid by the the BRI Partnership to the Transferor Members in the following manner:

         2.01     Deposit.

                  (a) Simultaneously with the execution of this Agreement, the the BRI Partnership shall deliver to Lawyers Title Insurance Corporation (the "Escrow Agent") the sum of ONE DOLLAR ($1.00) (the "Initial Deposit") by check (subject to collection) as a Deposit to be held in an interest-bearing escrow account on account of the Consideration Amount. Said sum, together with any interest earned thereon, is hereinafter called the "Deposit."

                  (b) At the Closing, the Deposit shall be returned by the Escrow Agent to BRI Partnership.

         2.02 Balance. At the Closing, the BRI Partnership shall deliver to the Transferor Members the Base Consideration, plus, if then due, any Additional Consideration Installments, subject to the adjustments described in Section 12 of this Agreement by federal wired funds. Prior to any delivery to the Transferor Members of the Base Consideration, there shall be deducted from the Base Consideration an amount equal to the sum required to pay off the Construction Loan in full and to remove all other Monetary Liens and simultaneously with the Closing, the BRI Partnership shall pay off the Construction Loan. At the Transferor members' option, to be exercised irrevocably by written notice to the BRI Partnership given at least 15 days prior to the satisfaction of the Closing Conditions, all or a portion of the Consideration Amount shall be delivered to the Transferor Members in the form of BRI Partnership Units in the BRI Partnership. If the Transferor Members exercise such option, then the number of BRI Partnership Units, the rights and limitations upon such units and the method by which the units are delivered to the Transferor Members at Closing shall be as provided in Sections 2.02 (a), (b) and (c) below. If the Transferor Members do not exercise the foregoing option in a timely manner, all consideration payable under this Agreement shall be paid in cash by federal wired funds and the following Sections of this Agreement shall be, without further action by any party, null and void and without any further force or effect upon the parties: 1.06, 2.02(a) through (c), 5.34, 6.03, 6.05, 6.06, 6.08, 6.09, 6.10, 6.12 through 6.16, 10.01(e), 10.04, 11.01(a) (ii), (iii)
and (iv) and 11.01(d) (last sentence only), 11.03 and 12.04.

                  (a) The number of BRI Partnership Units to be issued to the Transferor Members at Closing shall be that number determined by dividing the portion of the Consideration Amount to be paid in BRI Partnership Units to each Transferor Member by the value of one BRI Partnership Unit. The parties agree that, for purposes of this Agreement, the value of each BRI Partnership Unit shall be the average of the closing price per share, rounded to the nearest one-thousandth, of one share of common stock of BRI as such price is published by The Wall Street Journal for the ten (10) business days prior to the day which is five (5) business days before the Closing. If the calculation provided for above results in a fraction of a BRI Partnership Unit to be delivered to a Transferor Member, the number of BRI Partnership Units to be delivered shall be rounded up or down to the nearest whole number of BRI Partnership Units.

         Attached hereto as Exhibit I is a schedule (the "Transferor Allocation Schedule") prepared by the Transferor Members setting forth (i) the name of each Transferor Member, and (ii) the percentage interest of each Transferor Member, together with an investor questionnaire in the form attached hereto as Exhibit 5 (the "BRI Questionnaire") for each Transferor Member. In the event that any Transferor Member would be entitled to a fractional BRI Partnership Unit, the number of BRI Partnership Units shall be rounded up or down, as the case may be, to the nearest whole BRI Partnership Unit. At Closing, the BRI Partnership shall deliver to the Transferor Members all of the BRI Partnership Confirmations evidencing the issuance of the BRI Partnership Units to the Transferor Members in accordance with the Transferor Allocation Schedule. In addition, if pursuant to Section 12, the BRI Partnership owes any amounts to the Transferor Members as a result of prorations and apportionments (the "BRI Additional Payment"), at Closing, the BRI Partnership shall pay the BRI Additional Payment to the Transferor Members in accordance with the election made by the Transferor Members pursuant to Section 2.02. The BRI Partnership shall have no obligation or liability with respect to the preparation or accuracy of the Transferor Allocation Schedule.

                  (b) As used in this Agreement, a "BRI Partnership Unit" shall mean a unit of limited partnership interest in the BRI Partnership as specified in the BRI Partnership Agreement. At the time that any Transferor Member elects to convert BRI Partnership Units to shares as provided in the BRI Partnership Agreement, the holder of each BRI Partnership Unit shall have the right to have the BRI Partnership Unit either (i) exchanged for one share of common stock of BRI pursuant to the transfer provisions of the BRI Partnership Agreement, or
(ii) redeemed for cash at the option of BRI on such terms and conditions as are specified in the BRI Partnership Agreement. Each Transferor Member shall have such additional rights with respect to its BRI Partnership Units as are contained in the Registration Rights Agreement, the form of which is attached hereto as Exhibit 4; at Closing, the Transferor Members and Berkshire Apartments shall execute and deliver an Amendment to the BRI Partnership, in the form and substance of Exhibit 3 attached hereto (the "BRI Partnership Amendment") and the BRI Partnership shall deliver to the Transferor Members a certified copy of the Registration Rights Agreement.

                  (c) The Transferor Members, acknowledge and agree that after the execution hereof, the price of the common stock of BRI may increase or decrease in value as the result of market fluctuations, and that any such fluctuations will have an impact on the value of the BRI Partnership Units. Notwithstanding these fluctuations, once the value and number of BRI Partnership Units have been established as provided in this Section, the BRI Partnership will not be required to increase or permitted to decrease the number of BRI Partnership Units to be issued to the Transferor Members in the event of a decrease or increase in the market value of the common stock of BRI.

         2.03 Payment of Monies. Any monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer.

         2.04 Calculation of Consideration Amount. The Consideration Amount for the Transferor Membership Interests shall consist of a base consideration amount ("Base Consideration") plus additional consideration installments ("Additional Consideration Installments").

                  (a) The Base Consideration for the Transferor Membership Interests shall be Twenty-Five Million, Eight Hundred Sixty-Two Thousand, Seven Hundred Ninety-One Dollars ($25,862,791).

                  (b) In addition to the Base Consideration, the BRI Partnership shall pay one or more additional consideration installments (the "Additional Consideration Installments"), if any, on a quarterly basis with the first payment, if then due, on the date of Closing and on the first day of each quarter (defined as a period of three full calendar months, plus, for the first quarter, any partial calendar month after the date of Closing) thereafter for a total of 18 full calendar months after the Closing (the "Earn Out Period"). As of the Closing and as of the first day of each quarter thereafter, Stabilized NOI shall be determined as provided below, and each Additional Consideration Installment, if any, will be equal to the Stabilized NOI divided by 10% (the "Cap Rate") and then reduced by the Base Consideration and any prior Additional Consideration Installments.

                  (c) Stabilized NOI shall be calculated for purposes of determining the Additional Consideration Installments as follows: 12 times the monthly actual income for the Property, (provided that if occupancy rates exceed 95%, then actual income shall be calculated as if the Property had an occupancy rate of 95%) for the month preceding the payment date less Seven Hundred Eighty-Eight Thousand, Four Hundred Forty Dollars ($788,440) (representing the agreed-upon annual Projected Operating Expenses for the Property), provided that, on the first anniversary of the date of Closing under this Agreement, the Projected Operating Expenses shall be adjusted by the percentage change in the CPI-U, U.S. Cities Average for the period from the date of Closing under this Agreement until the anniversary date.

                                    SECTION 3
                                    ---------

                                   THE CLOSING
                                   -----------


         3.01 Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of Hale and Dorr LLP in Washington, D.C., or such other place as the Transferor Company and the BRI Partnership shall mutually agree. The "Time of Closing" shall be on that date specified in Section 3.02 at which all recordable instruments necessary for the closing of the transactions contemplated by this Agreement shall be placed in escrow with the Title Insurer, who will thereupon issue the Title Policy referred to in the Commitment in reliance on the execution by the Transferor Members of a so-called Gap Indemnity in the form of Exhibit VI with respect to the gap in time period between policy issuance and recording, all as provided in a letter of instruction executed by counsel for the BRI Partnership and counsel for the Transferor Members. It is agreed that time is of the essence of this Agreement.

         3.02 Closing under this Agreement shall occur on the first business day of the month after the Transferor Members have given to the BRI Partnership 60 days prior notice (the "Substantial Completion Date Notice") of the occurrence of the last to occur of (a) the substantial completion of construction of the Property excluding punch-list items not affecting occupancy (provided Transferor Members shall thereafter complete all punch-list items at no expense to the BRI Partnership within 30 days after Closing or within such additional time as may be reasonably required) ("Completion Date") as evidenced by satisfaction of each of the following conditions (the "Closing Conditions"): (i) final certificates of occupancy issued by the appropriate governmental authority, and (ii) a certificate of substantial completion issued by Questar Builders, Inc. or such affiliate of Transferor Members as Transferor Members may designate to be the general contractor for construction of the Improvements ("Questar Builders") certifying that the Improvements have been substantially completed in accordance with the Plans and Specifications and all Codes, as such may be modified from time to time by the Transferor Company in accordance with this Agreement, or (b) the Stabilization Date. If a dispute shall exist as to whether substantial completion has occurred, the dispute shall be promptly submitted to binding arbitration by a qualified third party mutually acceptable to the parties or, if they are unable to agree upon a third party, then by arbitrators appointed pursuant to the applicable rules of the American Arbitration Association.

         3.03     The Stabilization Date for the Property shall be as follows:

The first day of that month which first occurs after 90% of the apartment units in the Property have been leased for a period of 3 months to Qualified Tenants.

         3.04 "Qualified Tenants" are those tenants with annual income equal to not less than 3 times the annual rent who are in occupancy and have commenced the payment of rent.

                                    SECTION 4
                                    ---------

                       TRANSFEROR'S PRE-CLOSING DELIVERIES
                       -----------------------------------


         At least thirty (30) days prior to the date of Closing, the Transferor Company shall deliver or otherwise make available to the BRI Partnership the following:

         4.01 Leases. Copies of the Leases (as defined in Section 5.18 below), together with all modifications and amendments thereto and any memoranda of leases or other documents of record relating thereto. In addition, the Transferor Company shall provide the BRI Partnership with access on-site to the originals of all Leases and related lease files.

         4.02 Certificates of Occupancy and Permits. Original, final certificates of occupancy for all buildings in the Property and copies of all material building permits, zoning variances (if any), certificates of occupancy (if any), subdivision plats, governmental permits, approvals, certificates and other licenses lawfully required for the construction, use, occupancy and operation of the Property.

         4.03 Taxes. To the extent in the Transferor Company's possession, a copy of real estate and personal property tax statements and special assessments for the Property for the past three (3) years and, all correspondence, notices or other written communication with taxing authorities relating to the taxes currently assessed and/or to be assessed against the Property.

         4.04 Plans and Specifications. A set of original Plans and Specifications, and a copy of all guaranties and warranties made by any person for the benefit of the Transferor Company with respect to all or any part of the Property in connection with the construction and equipping of the Property.

         4.05 Financial Records. Copies of all financial statements for the use, operation and maintenance of the Property and copies of all income and expense records relating thereto for each completed year occurring at least 120 days prior to Closing and each completed month of operation thereafter occurring at least 75 days prior to Closing, and detailed operating statements for each completed year occurring at least 120 days prior to Closing and each completed month of operation thereafter occurring at least 75 days prior to Closing; provided that all such statements and records shall be provided only for periods after the Property was first leased and occupied by rent paying tenants.

         4.06 Lawsuit Papers. Copies of all pleadings, motions and related documents and agreements in respect of all pending litigation, if any, relating to the Property (excluding litigation commenced against tenants in the ordinary course of business for evictions or collections).

         4.07 Current Rent Roll. The "Rent Roll" which consists of a list of the current rents now being collected on each of the apartment units in the Improvements which includes:

apartment number, unit status, tenant name, commencement and termination dates, lease rent, deposits and details of any concessions, in the form attached hereto as Schedule D.

         4.08 Standard Form Lease. A copy of the standard form apartment lease used in connection with the leasing of each unit of the Improvements.

         4.09 Service Contracts. Copies of all service, maintenance, supply and management contracts affecting the use, ownership, maintenance and/or operation of the Property.

         4.10 Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior 24 month period (excluding bills for utilities which are directly metered and sent to tenants).

         4.11 Reports. Copies of any material existing hazardous waste or environmental reports, soil reports and engineering reports or studies in the possession of the Transferor Company conducted with respect to the Property.

         4.12 Personal Property. A complete list of all material furniture, fixtures, appliances, equipment and other personal property owned by the Transferor Company which shall be attached hereto as Schedule B.


                                    SECTION 5
                                    ---------

                        A. REPRESENTATIONS AND WARRANTIES
                        ---------------------------------
                            OF THE TRANSFEROR COMPANY
                            -------------------------

         The Transferor Company represents, warrants and covenants to the BRI Partnership, as of the date hereof, as follows:

         5.01 Organization and Standing of the Transferor Company. The Transferor Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. The Transferor Company has all requisite power to own and operate the Property and to carry on its business as presently being conducted and as proposed to be conducted. The Transferor Company is duly qualified to do business in all jurisdictions in which the failure to be so qualified would have a material adverse effect on the Transferor Company's business (a "Material Adverse Effect").

         5.02 Compliance with Other Instruments, etc. Except as set forth in
Section 5.05 hereof, the Transferor Company is not in violation of any term contained in the Transferor Operating Agreement, or to the Transferor Company's knowledge in any other material instrument or contract to which the Transferor Company is a party relating to the Property, and to the Transferor Company's knowledge the Transferor Company is not in violation of any order, statute, rule or regulation applicable to it, except for such violations which would not have a

Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Transferor Members, nor the contribution of the Transferor Membership Interests by the Transferor Members hereunder, will result in any Material Adverse Effect or be in conflict with or constitute a default under the Transferor Operating Agreement or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Transferor Company, except for Permitted Exceptions.

         5.03 Governmental Consent, etc. Except for filing the Amended Transferor Company Articles to reflect the transactions contemplated hereby, no consent, approval or authorization of, or designation, declaration or filing with, any governmental agency, commission, board or public authority is required on the part of the Transferor Members or the Transferor Company in connection with the valid execution and delivery of this Agreement by the Transferor Members and the performance of the Transferor Members' obligations hereunder.

         5.04 Company Capitalization. The Transferor Operating Agreement (i) is the only agreement among the members relating to the organization, operation, or management of the Transferor Company, (ii) is in full force and effect and (iii) has not been amended or modified. Exhibit I sets forth an accurate and complete list of the names and residence addresses of all of the Transferor Members of the Transferor Company, and the Transferor Members' respective membership interests in the Transferor Company. Except as set forth on Exhibit I, no other person or party owns any membership interest in the Transferor Company. No Transferor Member is in default with respect to any capital contribution required to be paid by him or it pursuant to the Transferor Operating Agreement. A true, correct and complete copy of the Transferor Operating Agreement is attached hereto as Exhibit II. The Transferor Company has no commitment to issue any right to purchase or acquire or to issue or distribute to any of the Transferor Members, any evidences of indebtedness or assets; and the Transferor Company has no obligation, contingent or otherwise, to purchase, redeem or otherwise acquire any interest in the Transferor Company or any interest therein or to make any distribution in respect thereof.

         5.05 Litigation, etc. Except as set forth on Schedule 5.05, there is no material action, suit or, to the Transferor Company's knowledge, proceeding or investigation pending or, to the Transferor Company's knowledge, any threat thereof, against the Transferor Members, the Transferor Company or the Property or any part thereof which questions the validity of this Agreement or the right of the Transferor Members to enter into it, or which might result in or have, either individually or in the aggregate, a material adverse effect on (i) the business of the Transferor Company as such is presently contemplated; or (ii) the rights represented by the Transferor Membership Interests. During the period commencing on the date hereof and ending on the Closing Date, the Transferor Company will promptly inform the BRI Partnership in writing of any material action, suit, proceeding or investigation pending, or to the Transferor Company's knowledge, threat thereof against the Transferor Members, the Transferor Company or the Property or any part thereof.

         5.06 Agreements; Affiliated and Extraordinary Transactions. Attached as Schedule E hereto is a list of all material agreements (including all amendments thereto), oral or written, other than the Leases to which the Transferor Company is a party or to which any agent of the Transferor Company is a party on behalf of the Transferor Company or has entered into on behalf of the Transferor Company, relating to the Transferor Company or all or a portion of the Property or otherwise affecting the Property, including without limitation, all material management, maintenance, brokerage, supply and service contracts (collectively "Service Contracts") and any material contract agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to or by the Transferor Company. Except as noted on Schedule E, each Service Contract is cancelable on thirty (30) days notice. Transferor Company has no knowledge of any material breach or material default under any Service Contract. As of Closing, the Transferor Company will have paid all amounts due under each Service Contract, other than payments for which an adjustment shall be made pursuant to Section 12 hereof.

         5.07 Financial Statements. Attached hereto as Schedule F are financial statements of the Transferor Company, including balance sheets, statements of operations and statements of partners' capital (collectively, the "Financial Statements") for the fiscal year ended December 31, 1996 (the "Statement Date"). The Financial Statements fairly present the financial condition of the Transferor Company as of the Statement Date in accordance with generally accepted accounting principles consistently applied, and reflect all liabilities, fixed, contingent or otherwise, required to be disclosed in such Financial Statements in accordance with generally accepted accounting principles.

         5.08 Title to Properties and Assets. The Transferor Company is the sole owner of the Property. Except as disclosed in Section 18.01, the Transferor Company does not own, or otherwise hold any interest in, any material assets other than the Property.

         5.09 License; Permits; etc. Except for licenses, permits or authorizations previously obtained by the Transferor Company or to be obtained by the Transferor Company prior to Closing, no other material license, permit or authorization is necessary to own and operate the Transferor Company's business as such is presently conducted and neither the conduct of the Transferor Company's business nor any material portion thereof is dependent on the issuance or obtaining of any other license, permit or authorization.

         5.10 Liabilities. Except for the indebtedness for borrowed money incurred or to be incurred to acquire and construct the Property (collectively, the "Construction Loan"), the Transferor Company has no indebtedness for borrowed money and the Transferor Company has not, directly or indirectly, created, incurred, assumed or guaranteed or otherwise become directly or indirectly liable for the payment of any borrowed money. No Transferor Member, nor any affiliate of any Transferor Member nor any employee of the Transferor Company is presently indebted to the Transferor Company for borrowed money and, except for the Construction Loan, the Transferor Company is not presently indebted for borrowed money to any of the foregoing persons. As of the Closing Date, the Transferor Company shall have no liabilities or obligations (absolute or contingent) of any kind, other than (a) liabilities and obligations incurred in the ordinary course of the Transferor Company's business which are either (i) in the aggregate, not in excess of $50,000, or (ii) approved by BRI Partnership in writing; and (b) liabilities resulting from or incurred in the ordinary course of business arising under the Service Contracts. The Transferor Company has conducted its business only in the ordinary course and, except for the Construction Loan, the Transferor Company has not:

                  (a) created, permitted or allowed any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind with respect to any of its properties, businesses or assets; or

                  (b) received notice of any damage, destruction or loss in excess of $10,000 (whether or not covered by insurance) to any assets or properties.

         5.11 Insurance. Set forth on Schedule G hereto is a true and complete list of all insurance policies of the Transferor Company (the "Insurance Policies") and a list of all presently outstanding claims thereunder. The Transferor Company has done nothing to reduce or impair the insurance afforded by the Insurance Policies. To the Transferor Company's knowledge, there are no material disputes with underwriters of any such Insurance Policies and there are no pending or threatened terminations with respect to any of such policies.

         5.12     Tax Matters.

                  (a) All federal, state, local and foreign tax returns and information statements required to be filed by or on behalf of the Transferor Company or for which the Transferor Company may have any liability have been accurately prepared in all material respects and duly and timely filed (or requests for extensions have been timely filed, granted and have not expired). As of the date hereof, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to the Transferor Company. All taxes due with respect to completed and settled examinations or concluded litigation have been paid.

                  (b) The Transferor Company has not executed an extension or waiver that is currently in effect of any statute of limitations on the assessment or collection of any tax.

                  (c) The Transferor Company does not know of (A) any audit or investigation of the Transferor Company with respect to any liability for taxes relating to the Transferor Company for which any Transferor Member may be liable, or (B) any threatened claims or assessments for taxes against or relating to the Transferor Company.

         5.13 Employees. The Transferor Company has no employees, has not entered into any employment contracts, and has no obligations to pay any wages, withholding, social security taxes, unemployment insurance premiums or other similar employee benefits, payments or obligations.

         5.14 Retirement Obligations. The Transferor Company has not established any pension, retirement, profit sharing or similar plan or obligation, whether of a legally binding nature or in the nature of informal understandings.

         5.15 Powers of Attorney. Except for those given to the holder of the Construction Loan, as provided in the Construction Loan Documents, no person holds a power of attorney from or agency agreement with the Transferor Company.

         5.16 Bank Accounts. On or before Closing, the Transferor Company shall have closed every bank account and safe deposit box of the Transferor Company for which the Transferor Members or their representatives are signatories, and no representative of the Transferor Members shall be a signatory on any other account or safe deposit box of the Transferor Company or shall have the power to borrow, discount debt obligations, cash or draw checks, or otherwise act on behalf of the Transferor Company in any dealings with any banks or other financial institutions.

         5.17 Ownership. The Transferor Company has not received any written notice challenging the validity of the Transferor Company's title to the Property. The Transferor Company has not granted any rights, options, rights of first refusal or entered into other agreements of any kind which are currently in effect for the acquisition of the Property or any part thereof, except for the rights of the BRI Partnership under this Agreement.

         5.18 Leases. As of the Stabilization Date, there shall be no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the leases (the "Leases") described in the Rent Roll, to be delivered pursuant to Section 4. The Rent Roll shall be true, accurate and correct in all material respects as of the Stabilization Date. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this
Agreement:

                  (a) to the Transferor Company's knowledge, the Leases are in full force and effect and none of them has been modified, amended or extended;

                  (b) no tenant, or any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar right in respect of all or any unit in the Property;

                  (c) no leasing commission shall be due for any period subsequent to the Closing Date other than for tenants who have executed a lease prior to Closing but do not move in until after the Closing Date, which commissions shall be paid by the Transferor Company;

                  (d) no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date;

                  (e) to the best knowledge of the Transferor Company, except as set forth on Schedule 5.18 hereof, no action or proceeding instituted against the Transferor Company by any tenant of any unit in the Property is presently pending;

                  (f) there are no security deposits or other deposits other than those set forth in the Rent Roll;

                  (g) no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Property other than as shown on the Rent Roll;

                  (h) all brokerage commissions with respect to the Leases shall have been paid in full by the Closing Date, except as provided in (c) above.

         5.19 No Rent Subsidies. The apartment units in the Improvements are not subject to nor do said apartment units receive the benefit of any rent subsidies or rental assistance programs. To the best knowledge of the Transferor Company, no apartment unit is subject to any rent control law, ordinance or regulation.

         5.20 Environmental Compliance. Attached as Schedule J is a Schedule of Environmental Reports (the "Schedule of Environmental Reports"), which Schedule sets forth a list of all material reports, studies, analyses, notices from any governmental authority, or agreements with any person or governmental authority and similar material documents relating to environmental matters in the possession of the Transferor Company or any of the Transferor Members' affiliates, with respect to the Property (collectively, the "Environmental Reports"). The Transferor Company has heretofore either furnished to the BRI Partnership or made available to the BRI Partnership for inspection complete and accurate copies of the Environmental Reports. Except as disclosed in the Environmental Reports and the reports to be obtained by the BRI Partnership in accordance with Section 1.05 hereof (the "BRI Environmental Reports"), the Transferor Company has not received any written notice from any governmental entity or other person that the Property, or current or former operations on the Property, are not or have not been in material compliance with any Environmental Laws or that the Transferor Company has any material liability with respect thereto. To the Transferor Company's knowledge, except as set forth in the Environmental Reports or in the BRI Environmental Reports, there are no underground tanks for Hazardous Materials, active or abandoned, at the Property and no Hazardous Materials are present or have been released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under the Property. To the Transferor Company's knowledge, except as disclosed in the Environmental Reports or in the BRI Environmental Reports, neither the Transferor Company nor the Property is in violation in any material respect of any Environmental Laws and there is no asbestos, PCB's or lead paint on the Property or any part thereof. For purposes of this Agreement, "Environmental Laws" shall mean the Resource Conservation and Recovery Act (42 U.S.C. s. 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. s. 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act (49 U.S.C. s. 1801 et seq.); the Toxic Substance Control Act (15 U.S.C. s. 2601 et seq.; the Clean Air Act (42 U.S.C. s. 9402 et seq.); the Clean Water Act (33 U.S.C. s. 1251 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. s. 136 et seq.); the Occupational Safety and Health Act (29 U.S.C. s. 651 et seq.); and all other applicable federal, state and local environmental laws (including, without limitation, obligations under the common law), ordinances, orders, rules and regulations, as any of the foregoing may have been amended, supplemented or supplanted prior to the Closing, relating to regulation or control of hazardous, toxic or dangerous substances, materials or wastes (collectively, "Hazardous Materials"), or their handling, storage or disposal or to environmental health and safety.

         5.21 Permits and Compliance with Laws. Upon completion of construction of the Improvements, all approvals, consents, permits, licenses or certificates of occupancy (whether governmental or otherwise) required for the use, operation and occupancy of the Property shall have been granted to the Transferor Company and shall be in full force and effect, and any fees and charges shall have been fully paid. Upon completion of construction of the Improvements, the Property shall be in compliance in all material respects with all zoning, building, health, traffic, fire safety, flood control, handicap and other laws, regulations and ordinances of all governmental authorities having jurisdiction over the Property (collectively "Codes"). To the Transferor Members' knowledge, no governmental authority has a current plan, including without limitation, a condemnation, a widening change of grade or limitation on use of streets, a special assessment or a change in zoning classification, that would adversely affect the continued use and operation of the Property as currently used and operated except as would not have a Material Adverse Effect. The parties agree that all matters relating to compliance with Environmental Laws shall be covered by Section 5.20 and not by this Section 5.21.

         5.22 Utilities. Upon completion of construction of the Improvements, all utilities and all public and quasi-public improvements upon or adjacent to the Property (including, without limitation, all applicable electric lines, sewer and water lines, and telephone lines) shall be installed, and shall comply in all material respects with the requirements of the Plans and Specifications and all applicable Codes, and all necessary easements, permits, licenses and agreements in respect of any of the foregoing shall be installed and operating and all installation and connection charges, to the extent due and payable, shall have been paid for in full.

         5.23 Assessments. Except as disclosed in the tax bills delivered to the BRI Partnership pursuant to Section 4.03 hereof, to the knowledge of the Transferor Company, no special assessments for public improvements have been made against the Property which are unpaid, including, without limitation, those for construction of sewer and water lines, streets, sidewalks and curbs.

         5.24 Pre-Closing Deliveries Accurate. All of the materials to be delivered by the Transferor Company to the BRI Partnership pursuant to Section 4 or attached hereto as Schedules or Exhibits when delivered, will be true, accurate and complete in all material respects.

         5.25 Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings are pending or, to the Transferor Company's knowledge, threatened against the Transferor Company, nor are any of such proceedings, against or by the Transferor Company, anticipated or contemplated by the Transferor Company.

         5.26 Liens. The Transferor Company agrees to keep the Property free from mechanics and materialmen's liens or other liens or encumbrances occasioned by the actions of the Transferor Company or its contractors or subcontractors and agrees to indemnify and save BRI Partnership harmless from any such liens or encumbrances and all attorneys' fees and other costs and expenses incurred by reason thereof.

         5.27 Essential Facilities. Except as set forth in Schedule 5.27, the Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public or private utility and water companies) located on any property not included in the Property to fulfill any municipal or governmental requirement or for the furnishing to the Property of any essential building systems or utilities. Except as set forth on Schedule 5.27, no property not included in the Property relies for its operation, maintenance or legal compliance on any facilities located on the Property.

         5.28 Legal Access. There is, or prior to Closing will be, direct legal access from a public way to the Property. Upon completion of construction of the Improvements, all necessary curb cuts, access permits and other governmental approvals required to provide such access shall have been issued and shall be in full force and effect.

         5.29 Public Improvements. To the best knowledge of the Transferor Company and except as shown on the Plans and Specifications, there are no written or proposed plans to widen, modify, or realign any street or highway or any existing or proposed eminent domain proceedings which would affect the Property in any way that would have a Material Adverse Effect. To the best knowledge of the Transferor Company, there are no presently planned public improvements which would result in the creation of a special improvement or similar lien upon the Property.

         5.30 Condition of Improvements. The Property, including, without limitation, curbs, sidewalks, air conditioning, roofs, mechanical, electrical, HVAC systems and equipment, plumbing, drainage and heating systems and other mechanical systems, shall at the time of Closing be in good order and operating condition, subject to normal wear and tear, and will be constructed substantially in accordance with (i) the Plans and Specifications, (ii) all applicable

Codes, permits, approvals, title encumbrances and insurance requirements and
(iii) accepted standards of good materials and workmanship. As of the time of Closing, there will be no physical or mechanical defects having a Material Adverse Effect on the use or marketability of the Property and no condition which impairs or could impair, the structure of the Property or renders it in noncompliance with the requirements of this Agreement. No fire or other casualty shall have occurred on any of the Property, the damage related to which has not been repaired or restored to the condition the Property was in prior to such fire or other casualty.

                        B. REPRESENTATIONS AND WARRANTIES
                        ---------------------------------
                            OF THE TRANSFEROR MEMBERS
                            -------------------------

         Each of the Transferor Members on behalf of itself, severally and not jointly, represents and warrants to the BRI Partnership, as of the date hereof, as follows:

         5.31 Authorization. Such Transferor Member has full power and authority to enter into and deliver this Agreement and on the Closing Date will have full power and authority to enter into each of the Transferor Members Closing Documents (as defined in Section 10.01 hereof) required to be executed and delivered by such Transferor Member under this Agreement, each in accordance with their respective terms, and on the Closing Date the Transferor Members Closing Documents will constitute valid and binding obligations, enforceable against such Transferor Member in accordance with their respective terms.

         5.32 Additional Authorization. No approval of any person not a party to this Agreement is necessary for the contribution by such Transferor Member of the Transferor Membership Interests held by such Transferor Member and the performance of such Transferor Member's obligations under this Agreement.

         5.33 Membership Interest. Except as provided in this Agreement and the Transferor Operating Agreement, no right (contingent or otherwise) to purchase or acquire the Transferor Membership Interests held by such Transferor Member is authorized or outstanding. Except as disclosed on Schedule 5.33, such Transferor Member owns and holds the Transferor Membership Interests set forth opposite its name on Exhibit I beneficially and of record free and clear of any liens, pledges and encumbrances of any kind whatsoever and free of any rights of assignment of any third party. Prior to the Closing, all liens disclosed on
Schedule 5.33 will be paid in full. Upon the Closing, good, valid, marketable, and indefeasible title to such Transferor Membership Interests shall be vested in the BRI Partnership free and clear of any lien, claim, charge, pledge, encumbrance, limitation, agreement or instrument whatsoever. The provisions of this Section 5.33 shall survive the Closing indefinitely.

         5.34 Investment Representations and Warranties. Each Transferor Member for itself, severally and not jointly, represents, warrants, acknowledges and agrees as follows:

                  (a) Such Transferor Member is acquiring the BRI Partnership Units for investment only to be received by it for its own account and not with any view to the sale or distribution of the same or any part thereof in violation of the Securities Act of 1933, as amended (the "Act") and it will not sell or otherwise dispose of such BRI Partnership Units except in compliance with the registration requirements or exemption provisions of any applicable securities laws and in accordance with the terms of the BRI Partnership Agreement and the Registration Rights Agreement.

                  (b) Such Transferor Member understands that the BRI Partnership Units to be issued to each Transferor Member will not be registered under the Act, or the securities laws of any state ("Blue Sky Laws") by reason of a specific exemption or exemptions from registration under the Act and applicable Blue Sky Laws and that BRI's and the BRI Partnership's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Transferor Member.

                  (c) Such Transferor Member acknowledges and agrees that, for the reasons set forth in Sections 5.34(a) and (b) above, the BRI Partnership Units (or shares of common stock issued upon exchange of the BRI Partnership Units) may not be offered, sold, transferred, pledged, or otherwise disposed of by such Transferor Member except (i) pursuant to an effective registration statement under the Act and any applicable Blue Sky Laws, (ii) pursuant to a no-action letter issued by the Securities and Exchange Commission to the effect that a proposed transfer of the BRI Partnership Units (or shares of common stock issued upon exchange of the BRI Partnership Units) may be made without registration under the Act, together with either registration or an exemption under applicable Blue Sky Laws, or (iii) upon the BRI Partnership or BRI, as the case may be, receiving an opinion of counsel knowledgeable in securities law matters (and which opinion and counsel shall be reasonably acceptable to both the BRI Partnership and BRI) to the effect that the proposed transfer is exempt from the registration requirements of the Act and any applicable Blue Sky Laws, and that, accordingly, such Transferor Member must bear the economic risk of an investment in the BRI Partnership Units (and the shares of common stock issued upon exchange of the BRI Partnership Units) for an indefinite period of time. Such Transferor Member acknowledges, represents and agrees that (i) its economic circumstances are such that it is able to bear all risks of the investment in the BRI Partnership and BRI for an indefinite period of time, including the risk of a complete loss of its investment in the BRI Partnership Units (or shares of common stock issued upon exchange of the BRI Partnership Units), (ii) it has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the BRI Partnership Units and BRI, and (iii) it has consulted with its own separate counsel and tax advisor, to the extent deemed necessary by it, as to all legal and taxation matters covered by this Agreement and has not relied upon the BRI Partnership, its affiliates or its other legal counsel and advisors for any explanation of the application of the various United States or state securities laws or tax laws with regard to its acquisition of the BRI Partnership Units. Such Transferor Member further acknowledges and represents that it has made its own independent investigation of the BRI Partnership and the business conducted or proposed to be conducted by the BRI Partnership.

                  (d) Such Transferor Member is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Act.

                  (e) Such Transferor Member understands that an investment in the BRI Partnership and BRI involves substantial risks. Such Transferor Member acknowledges that it has (i) been given full and complete access to the BRI Partnership and its management in connection with this Agreement and the transactions contemplated hereby, (ii) received and read the BRI Partnership Agreement, as amended to date, and has had the opportunity to review all documents and information relevant to its decision to enter into this Agreement and to invest in the BRI Partnership and BRI, including, without limitation, the Private Placement Memorandum of BRI, dated as of August 25, 1997 (the "PPM") and
(iii) had the opportunity to ask questions of the BRI Partnership and BRI and its management concerning its investment in the BRI Partnership and the transactions contemplated hereby, which questions were answered to its satisfaction.


                  (f) Such Transferor Member acknowledges and agrees that:

                           (i) the BRI Partnership Units to be acquired by it
                  hereunder will not be registered under the Act in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, and will not be registered or qualified under any other applicable securities laws;

                           (ii) any shares of common stock issued upon exchange
                  of the BRI Partnership Units, unless registered under the Act pursuant to an effective Registration Statement, will bear a legend substantially to the effect of the following:

                                    "The securities represented by this
                                    certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an, exemption under applicable state securities laws) or an opinion of counsel (which opinion and which counsel shall be acceptable to Berkshire Realty Company, Inc.)

                                    that the proposed transaction will be exempt from registration under the Act and its applicable state securities laws"; and

                           (iii) unless such shares have been registered under
                  the Act as aforesaid, BRI reserves the right to place a stop order against the transfer of the BRI Partnership Units, (and any shares of common stock issued upon exchange of the BRI Partnership Units) and to refuse to effect any transfers thereof, in the absence of satisfying the conditions contained in the foregoing legend.

                  (g) The address set forth in Exhibit I is the address of such Transferor Member's principal residence or principal place of business, and such Transferor Member has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal residence or principal place of business is situated.

                  (h) The provisions of this Section 5.34 shall survive the Closing indefinitely.

         5.35 Receipt of Documents. Such Transferor Member has received all Exhibits and Schedules described herein as attached hereto.

                                    SECTION 6
                                    ---------

                REPRESENTATIONS AND WARRANTIES OF BRI PARTNERSHIP
                -------------------------------------------------

         The BRI Partnership represents, and warrants and covenants to the Transferor Members as of the date hereof as follows:

         6.01 Partnership Agreement. The copy of the BRI Partnership Agreement attached hereto as Exhibit 1, a copy of which was furnished to the Transferor Members prior to the execution of this Agreement, is a true, correct and complete copy of said BRI Partnership Agreement as amended to date. The BRI Partnership Agreement, as so delivered or made available, has not been modified and is in full force and effect in accordance with its terms as of the date hereof.

         6.02 Partnership Authority. (i) The BRI Partnership is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware with full power and authority to carry on its business; (ii) the BRI Partnership has the right, power and authority to issue the BRI Partnership Units and to operate its properties and to carry on its business as is presently being conducted and to enter into and perform all of the agreements and covenants contained in this Agreement and contemplated hereby and any other documents and instruments relating hereto or thereto; (iii) this Agreement and the documents to be executed and delivered by the BRI Partnership at Closing, upon execution and delivery will have been duly and validly authorized and executed by the BRI Partnership and will constitute the valid and binding obligations of the BRI Partnership, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors theretofore or hereafter enacted to the extent that the same may be constitutionally applied; and (iv) assuming compliance with the terms of this Agreement and the BRI Partnership Agreement by the parties hereto and thereto other than the BRI Partnership, the execution and delivery by the BRI Partnership of the BRI Partnership Units, this Agreement and all other documents and instruments contemplated hereby and the performance by the BRI Partnership of its obligations hereunder and thereunder do not and will not constitute a default under, or conflict with or violate, any provision of the BRI Partnership Agreement or any other material agreement to which the BRI Partnership is a party or by which the BRI Partnership is bound.

         6.03 Annual and Quarterly Reports. The BRI Partnership has delivered to the Transferor Company true and complete copies of the Annual Report on Form 10-K (and those portions of the Annual Report to Stockholders which are incorporated by reference therein) of the general partner of the BRI Partnership for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the general partner of the Partnership with the Securities and Exchange Commission since December 31, 1996 (the "SEC Filings"). The financial statements of the general partner of the BRI Partnership included or incorporated by reference in the SEC Filings and the PPM have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities and financial position of the general partner of the BRI Partnership as of the dates thereof and the consolidated results of its operations and changes in cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year ended adjustments).

         6.04 Governmental Consent, etc. Except as disclosed in the PPM, no consent, approval or authorization of, or designation, declaration or filing with, any governmental agency, commission, board or public authority is required on the part of the BRI Partnership in connection with the valid execution and delivery of this Agreement by the BRI Partnership and the performance of the BRI Partnership's obligations hereunder.

         6.05 Partnership Capitalization. The BRI Partnership Agreement (i) is the only agreement among the partners relating to the organization, operation, or management of the BRI Partnership, (ii) is in full force and effect and (iii) has not been amended or modified. A true, correct and complete copy of the BRI Partnership Agreement is attached hereto as Exhibit 1. Except as contemplated hereby or set forth in the SEC Filings, the BRI Partnership has no commitment to issue any right to purchase or acquire or to issue or distribute to any of the owners of partnership interests in the BRI Partnership (the "BRI Partners"), any evidences of indebtedness or assets and the BRI Partnership has no obligation, contingent or otherwise, to purchase, redeem or otherwise acquire any interest in the BRI Partnership or to make any distribution in respect thereof. Upon the Closing, good, valid and marketable title to the BRI

Partnership Units shall be vested in the Transferor Members free and clear of any lien, claim, charge, pledge encumbrance, limitation, agreement or instrument whatsoever.

         6.06     Tax Matters.

                  (a) All federal, state, local and foreign tax returns and information statements required to be filed by or on behalf of the BRI Partnership or for which the BRI Partnership may have any liability have been accurately prepared in all material respects and duly and timely filed (or requests for extensions have been timely field, granted and have not expired). As of the date hereof, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to the BRI Partnership. All taxes due with respect to completed and settled examinations or concluded litigation have been paid.

                  (b) The BRI Partnership has not executed an extension or waiver that is currently in effect of any statute of limitations on the assessment or collection of any tax.

                  (c) The BRI Partnership does not know of (A) any audit or investigation of the BRI Partnership with respect to any liability for taxes relating to the BRI Partnership for which any BRI Partner may be liable, or (B) any threatened claims or assessments for taxes against or relating to the BRI Partnership.

                  (d) The BRI Partnership has previously delivered to the Transferor Company a true and complete copy of the BRI Partnership's Federal Income Tax Return for 1996, as filed with the Internal Revenue Service.

         6.07 Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings are pending or, to the BRI Partnership's knowledge, threatened against the BRI Partnership, nor are any of such proceedings anticipated or contemplated by the BRI Partnership.

         6.08 Private Placement Memorandum. The PPM, as of the date thereof, did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.09 REIT Status. Commencing with BRI's taxable year ending December 31, 1991, BRI has been organized in conformity with the requirements for qualification as a "real estate investment trust" and its method of operation has enabled and to BRI's knowledge should enable it to meet the requirements for qualification and taxation as a "real estate investment trust" under the Internal Code of 1986, as amended.

         6.10 Issuance of Units. The BRI Partnership Agreement provides, or prior to Closing will provide, for the issuance of the BRI Partnership Units. The BRI Partnership Units to be issued in connection with the transactions herein contemplated have been, or prior to their issuance will have been, duly authorized for issuance by the BRI Partnership to the Transferor Members, and on the date of their issuance pursuant to the terms and conditions hereof will be validly issued, fully paid and non-assessable, free and clear of any liens, pledges and encumbrances of any kind whatsoever. Any and all shares of common stock of BRI exchangeable for BRI Partnership Units issued in connection with the transactions herein contemplated will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any liens, pledges and encumbrances of any kind whatsoever. All issued and outstanding shares of common stock of BRI were issued in compliance with or in transactions exempt from the registration provisions of applicable federal and state securities laws.

         6.11 Receipt of Documents. The BRI Partnership acknowledges that it has received all of the documents described herein as delivered thereto (unless it has notified the Transferor Company otherwise in writing) and represents that there are no other documents known to the BRI Partnership which are required to be delivered hereunder which have not been so delivered.

         6.12 Litigation, etc. Except as described in the SEC Filings there is no material action, suit or, to the BRI Partnership's knowledge, proceeding or investigation pending or, to the BRI Partnership's knowledge, any threat thereof, against the BRI Partners, the BRI Partnership or its properties or any part thereof which questions the validity of this Agreement and the transactions contemplated hereby or the right of the BRI Partnership to enter into it, or which would likely have, either individually or in the aggregate, a material adverse effect on the business of the BRI Partnership as such is presently conducted.

         6.13 Title to Properties and Assets. The BRI Partnership or its subsidiaries or affiliates is the owner as described in the SEC Filings with good title to its properties as described in the SEC Filings, subject to such financings, easements, restrictions and other matters which do not have a material adverse effect on the operation of such properties in accordance with the BRI Partnership's past practices. Except as disclosed in the SEC Filings, the BRI Partnership does not own, or otherwise hold any interest in, any other material properties.

         6.14 Liabilities. Except as disclosed in the SEC Filings, the BRI Partnership has no material liabilities and the BRI Partnership has not, directly or indirectly, created, incurred, assumed or guaranteed or otherwise become directly or indirectly liable for the payment of any material amount of borrowed money.

         6.15 Environmental Compliance. Except as disclosed in the SEC Filings, no action has been commenced by any enforcement agency under any Environmental Laws which, if adversely determined, would have a material adverse effect on the BRI Partnership and BRI is not in material violation of any Environmental Laws to such an extent that it would have a material adverse effect on the BRI Partnership.

         6.16 Permits and Compliance with Laws. Except as disclosed in the SEC Filings, the BRI Partnership has not received written notice that (i) any material approvals, consents, permits, licenses or certificates of occupancy (whether governmental or otherwise) required for the current use and operation of any of its properties have not been granted, effected, renewed or performed and completed (as the case may be) or have been or are about to be revoked; (ii) any fees and charges therefor have not been fully paid; (iii) any of its properties, including the current use and occupancy thereof are in violation in any material respect of any laws or (iv) any governmental authority has a current plan that would adversely affect the continued use and operation of any of its properties as currently used and operated except, in the case of clauses
(i), (ii), (iii) and (iv), as would not have a Material Adverse Effect.

                                    SECTION 7
                                    ---------

                             INSURANCE AND CASUALTY
                             ----------------------

         7.01 Maintenance of Insurance. Until the Closing Date, the Transferor Company shall maintain its present insurance on the Property which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in the amounts as currently insured. A certificate or certificates of such insurance shall be provided to the BRI Partnership upon written request by the BRI Partnership. Subject to the provisions of Section 7.02, the risk of loss in and to the Property shall remain vested in the Transferor Members until the Time of Closing.

         7.02 Casualty or Condemnation. If prior to the Time of Closing, the Improvements or any material portion thereof (having a replacement cost equal to or in excess of $750,000.00) are damaged or destroyed by fire or casualty and are not restored by the Transferor Company prior to the Time of Closing, or if any material part of the Property is subject to any eminent domain notice or proceeding by any governmental entity (which shall mean for purposes of this Section 7.02 a proceeding which affects any units, parking spaces or material amenities), then the BRI Partnership shall have the option, exercisable by written notice given to the Transferor Members at or prior to the Time of Closing, either to (a) terminate this Agreement, whereupon all obligations of all parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination; or (b) proceed with the contribution and transfer of the Transferor Membership Interests, and in such case, unless the Transferor Members shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, the Transferor Members shall pay over or assign to the BRI Partnership, on behalf of the Transferor Company, all amounts received or due (plus an amount equal to any deductible under any insurance policy covering the Property) from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking and there shall be no adjustment to the Consideration hereunder. If prior to the Time of Closing, any such damage or destruction shall occur having a replacement cost of less than $750,000.00, or if any such damage or destruction shall occur and be restored by the Transferor Company prior to the Time of Closing, or if any eminent domain notice or proceeding is commenced which does not affect any material portion of the Property, the BRI Partnership shall proceed to accept the contribution and transfer of the Transferor Membership Interests in accordance with the provisions of clause (b) above.


                                    SECTION 8
                                    ---------

                                VIOLATIONS OF LAW
                                -----------------

         8.01 Responsibility for Violations. All notices of material violations of laws, ordinances, regulations or insurance requirements ("Violations of Law"), which are issued or sent prior to the Closing Date by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Property shall be removed or complied with by the Transferor Company, at the expense of the Transferor Company, prior to the Closing Date.

                                    SECTION 9
                                    ---------

                          OBLIGATIONS PRIOR TO CLOSING
                          ----------------------------

         The Transferor Company covenants that between the date of this Agreement and the Closing Date:

         9.01 Condition of Units. Up to the Time of Closing, all apartment units on the Property which become vacant shall, if necessary, be repaired or otherwise maintained in accordance with the Transferor Company's usual and customary practice without regard to the Closing contemplated by this Agreement.

         9.02 Service Contracts. The Transferor Company shall not enter into any new service contract for the Property, without the prior written consent of the BRI Partnership which consent shall not be unreasonably withheld or delayed, provided no consent shall be required with respect to any of the foregoing so long as such service contract is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice.

         9.03 Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing Date.

         9.04 Tax Procedure. Except as to real property tax assessment appeal proceedings now or hereafter filed by the Transferor Company to reduce real property tax assessments, the Transferor Company shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of BRI Partnership. Real estate tax refunds and credits received after the Closing Date which are attributable to (i) the fiscal tax year during which the Closing occurs shall be apportioned between Transferor Members and the BRI Partnership, based upon the relative time periods before and after the Closing, or (ii) any fiscal year prior to the fiscal year in which the Closing occurs shall be paid to the Transferor Members, in either case after deducting the expenses of collection thereof, which obligation shall survive the Closing.

         9.05 Property Operating and Maintenance. The Transferor Company shall lease, manage, maintain and operate the Improvements in the ordinary course of business. Without limiting the generality of the foregoing, the Transferor Company shall perform all ordinary maintenance and repair of the mechanical, electrical and plumbing facilities and equipment within the Improvements so as to keep such facilities in good operating condition and repair, taking into account ordinary wear and tear; and to the extent any such facilities or equipment have heretofore been serviced under a Service Contract, the Transferor Company shall keep such Service Contracts in full force and effect up to Closing. For purposes hereof, the parties agree that the Transferor Company has retained or will retain the BRI Partnership or its affiliate (the "Management Company") as the manager for the Property pursuant to the Management Agreement attached hereto as Exhibit 7. The parties agree that the Management Agreement shall remain in effect until the expiration of the Earn Out Period and, until then, may not be modified, amended or terminated without the consent of both parties. Notwithstanding that the BRI Partnership is or will become the owner of the Management Company, until the expiration of the Earn Out Period, the Transferor Members shall have control over the activities of the Management Company and its personnel (including both on-site and managerial) with respect to the Property, including but not limited to, appointment, hiring, firing, supervision and compensation (both base and incentive, of personnel, operation, marketing, promotions and advertising, hours of operation and all other decisions as to the Property and its leasing and management; provided that such control shall be exercised in a commercially reasonable manner as compared with comparable properties in comparable locations. To facilitate this continued control, BRI Partnership agrees that Patrick Connelly, currently a vice president of The Questar Management Company, shall remain employed by the Management Company until the expiration of the Earn Out Period, his principal place of employment shall remain at the principal regional office of the Transferor Company and he shall devote such efforts to the Property as the Transferor Members shall require. Notwithstanding the foregoing, if the employment agreement of Stephen M. Gorn is terminated by BRI Partnership, then the Transferor Members at their option, may elect (a) to terminate the management agreement with BRI Partnership and either manage, lease and operate the Property on their own behalf or retain such other persons or entities to do so as they deem appropriate on substantially the same terms (including, but not limited to, the same management fee) as are provided in the management agreement with BRI Partnership, and (b) to attempt to recruit Patrick Connelly as their full-time employee.

         9.06 Lease Amendments. The Transferor Company shall not amend, alter, modify or vary the terms and provisions of any of Leases except in the ordinary course of business, without first obtaining the written consent of the BRI Partnership, which consent shall not be unreasonably withheld or delayed.

         9.07 New Leases. From and after the date hereof, the Transferor Company shall not make, execute nor permit any new Lease for any apartment in the Property without first obtaining the written consent of the BRI Partnership, unless such Lease (i) is on the form lease provided to the BRI Partnership, and
(ii) is with a Qualified Tenant.

         9.08 Preservation of Partnership Business. On and after the date hereof, except with the prior written consent of the BRI Partnership or as otherwise provided in this Agreement, the Transferor Company shall not cause, acquiesce in, or agree to:

                  (a) a material amendment, modification, termination or cancellation of the Transferor Operating Agreement without the prior written consent of the BRI Partnership, which shall not be unreasonably withheld or delayed, provided that such amendment modification, termination or cancellation does not adversely affect the BRI Partnership's rights under this Agreement;

                  (b) any willful action by the Transferor Company which would render any of representations and warranties contained in Section 5 hereof untrue in any respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

and, except with the prior written consent of the BRI Partnership, the Transferor Company shall not cause, acquiesce in or agree to any action allowing the Transferor Company taking or agreeing to take any of the following actions:

                  (c) merge or consolidate with any other entity or permit any other entity to merge into it; acquire any stock or partnership interests; effect any reorganization or recapitalization; or acquire any material assets of any other person, partnership, corporation, or business organization;

                  (d) except in the ordinary course of business and consistent with past practices, enter into any contract, transaction or agreement which shall survive the Closing (except as permitted by Section 9.02); or

                  (e) enter into any agreement, transaction or arrangement with any affiliate that will survive the Closing; or

                  (f) subject any portion of the Property to any option contract or sales contract.

         9.09 Conduct of Business. Except with the prior written consent of BRI Partnership, on and after the date hereof the Transferor Company shall conduct its business only in the ordinary course and do the following:

                  (a) Subject to the provisions of Section 8.01 hereof, comply with all regulations and laws applicable to it in the conduct of its business;

                  (b) Keep in full force and effect insurance coverage with reputable insurers, which in respect of amounts, types and risks insured is that which its management reasonably believes to be adequate for the business conducted by it;

                  (c) Duly and timely file, or obtain appropriate extensions of the time for filing, all material reports, and all tax returns and other material documents required to be filed with federal, state, local and other authorities;

                  (d) Unless it is contesting the same in good faith and has established reasonable reserves therefor, pay when required to be paid all taxes indicated by its tax returns or otherwise lawfully levied or assessed upon it, or any of its properties or assets, or which it is otherwise legally obligated to pay;

                  (e) Comply in all material respects with each and every undertaking, covenant and obligation of landlord under the Leases, including up to the Closing Date; and

                  (f) Pay or cause to be paid all material debts, and other material obligations incurred by the Transferor Company in connection with the use and ownership of the Property up to the date of Closing.

         9.10 Access to Information. Upon reasonable notice and during regular business hours, the Transferor Company will give the BRI Partnership and their attorneys, accountants, and other representatives reasonable access to Transferor Company's personnel and all properties, documents, contracts, books, and records of the Transferor Company, relating to the consummation of the transactions contemplated hereunder and will furnish the BRI Partnership with copies of such documents (certified by the Transferor Company if so requested) and with such information with respect to the affairs of the Transferor Company as the BRI Partnership may from time to time reasonably request.

                                   SECTION 10
                                   ----------

                   TRANSFEROR MEMBERS CLOSING OBLIGATIONS AND
                   -------------------------------------------
               POST-CLOSING AGREEMENTS, RESTRICTIONS AND INDEMNITY
               ---------------------------------------------------

         10.01 Closing, Deliveries and Obligations. At or prior to the Closing, the Transferor Members shall deliver the following to the BRI Partnership (the "Transferor Members Closing Documents"):

                  (a) Assignment of Transferor Membership Interests. An assignment of the Transferor Membership Interests from each of the respective Transferor Members to the BRI Partnership in the form of the Transferor Assignment attached hereto as Exhibit III, duly executed and delivered by each of the Transferor Members, which shall transfer the Transferor Membership Interests to the BRI Partnership free and clear of any lien, pledge, restriction, encumbrance or other claim by any third party.

                  (b) UCC Search - Transferor Members. A Uniform Commercial Code lien search for each of the Transferor Members, indicating that the membership interest of each Transferor Partner in the Transferor Company is unencumbered by any security interest therein and the cost of which shall be paid by BRI Partnership.

                  (c) Amended Transferor Operating Agreement and Articles. The Amended Transferor Operating Agreement in the form of Exhibit IV and the Amended and Restated Transferor Company Articles in the form of Exhibit V hereto duly executed and delivered by the Transferor Members, pursuant to which the Transferor Members shall withdraw as members from the Transferor Company.

                  (d) Opinion. An opinion of counsel satisfactory to the BRI Partnership to the effect that the Transferor Company has been duly formed in accordance with Maryland law and is validly existing and in good standing under such laws, that the Transferor Members are all of the members of the Transferor Company, that no state transfer taxes, sales tax, excise tax or transfer stamps are required to consummate the transactions contemplated by this Agreement and as to such other matters as are customarily required in Baltimore, Maryland in connection with the transactions contemplated under this Agreement. The opinion shall also provide that such counsel has no knowledge that the Transferor Assignments have not been duly executed and delivered by each of the Transferor Members.

                  (e) BRI Partnership Amendment and BRI Questionnaire. The BRI Partnership Amendment in the form of Exhibit 3 attached hereto, duly executed and delivered by the Transferor Members and a BRI Questionnaire, in the form of
Exhibit 5 attached hereto, duly executed by each of the Transferor Members.

                  (f) Occupancy Permit. Final Certificates of Occupancy from the local authority having jurisdiction over the construction and occupancy of the Improvements.

                  (g) Evidence of Tax Payments. Evidence, reasonably acceptable to the BRI Partnership, that all real estate taxes and personal property taxes and special assessments, if any, affecting the Property, which are due and payable at the Closing have been paid unless contested in good faith and reasonable reserves are established therefor.

                  (h) Lease Records. Original copies of all Leases, together with photocopies of all rent records (including an updated Rent Roll in the same format as the Rent Roll attached as Schedule D dated as of the last day of the month preceding the month in which the Closing occurs), and related documents in the possession or under the control of the Transferor Company. Such records shall include a schedule of all cash security deposits and credit to the BRI Partnership in the amount of such security deposits, including interest thereon, if any, held by the Transferor Company at the Closing Date under the Leases and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

                  (i) Plans, Specifications and Licenses. An as-built set of original Plans and Specifications together with original copies (or photocopies if original copies are unavailable to the Transferor Company) of all current site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to all or any part of the Property. The Transferor Company shall also deliver: original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property.

                  (j) Title Affidavits. Affidavits and indemnities from each Transferor Member in the form of Exhibits VII and VIII, respectively, as required by the Title Insurer in order to issue the non-imputation endorsement and to omit from its title insurance policy all exceptions for (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to the Transferor Company's name; (ii) parties in possession other than under the rights to possession granted under the Leases; and (iii) mechanics' liens.

                  (k) Notices of Transfer. Sufficient original letters, executed by the Transferor Members, advising the tenants under the Leases of the transfer of ownership of the Transferor Company to the BRI Partnership and directing that all rents and other payments thereafter becoming due under the Leases be sent as the BRI Partnership may direct.

                  (l) Certificate as to Representations and Warranties. A certificate by the Transferor Members to the effect that, to its knowledge, all of the representations and warranties of the Transferor Company set forth in this Agreement remain true and correct as of the Closing Date.

                  (m) Evidence of Existence and Authority. A certificate issued by the Department of Assessments and Taxation of the State of Maryland dated not earlier than thirty (30) days prior to the Closing Date certifying the good standing or valid existence of the Transferor Company.

                  (n) Non-Foreign Affidavit. The Transferor Members shall execute and deliver to the BRI Partnership and the BRI Partnership's counsel, at Closing such evidence as may be reasonably required by the BRI Partnership to show compliance by the Transferor Members with the Foreign Investment and Real Property Tax Act, Internal Revenue Code Section 1445(b)(2), as amended.

                  (o) Construction Contract Retentions. Final mechanics' lien waivers from the general contractor and subcontractors covering at least 95% of the construction cost, together with an amount equal to 125% of all unpaid retentions and disputed amounts under the Construction Contract, which amount shall be placed in an escrow account with the Escrow Agent to be released on a monthly basis to pay amounts coming due under the Construction Contract to the general contractor, all subcontractors and material suppliers; provided that any request for payment shall be accompanied by all documentation required as a prerequisite to payment under the Construction Contract, including lien waivers, and further provided that payment of any retention shall be subject to receipt of final lien waivers and acknowledgments of payment in full executed by the general contractors, all subcontractors and material suppliers. In any event, the Transferor Members shall remain liable for payment of all such unpaid retentions and disputed amounts to the extent not covered by the escrow, which obligation shall survive Closing.

                  (p) UCC Search - Property. A Uniform Commercial Code lien search showing no Uniform Commercial Code filing (other than in respect of the Loan Documents) or judgment or tax lien filings against the Transferor Company with respect to the Property, which searches shall be dated not earlier than thirty (30) days prior to the Closing and the cost of which shall be paid by the BRI Partnership.

                  (q) Certificate of Completion. The original certificate of substantial completion required under Section 3.02.

                  (r) Questar Builders Warranty. An original one year construction warranty for the Improvements to be provided by Questar Builders, Inc., which construction warranty shall be identical to that required under the standard AIA Construction Contract substantially in the form of Exhibit X hereto.

                  (s) Warranties and Guarantees. Originals of all warranties and guarantees provided by subcontractors and material suppliers for the Improvements.

                  (t) Other Documents. Such other documents, instruments or agreements which the Transferor Members are required to deliver to the BRI Partnership pursuant to any other provisions of this Agreement or which the BRI Partnership may, either at or subsequent to the Closing, deem reasonably necessary in order to consummate the transactions contemplated by this Agreement or to better vest in the BRI Partnership title to the Transferor Membership Interests. The provisions of this Section 10.01(t) shall survive the Closing indefinitely.

         10.02 The Transferor Members' Expenses. The Transferor Members shall pay all of the fees and expenses of their own separate legal, tax or other advisors.

         10.03 Accuracy of Representations and Warranties. Each Transferor Member agrees that such Transferor Member will notify the Transferor Company in writing on or prior to the Closing Date if any of the representations and warranties of such Transferor Member cease to be true and correct on and as of the Closing Date. Each Transferor Member further agrees that, subject to Section 10.05(g), if no such notice is given to the Transferor Company, the representations and warranties of such Transferor Member shall be deemed to be true and correct on and as of the Closing Date and that the BRI Partnership and the Transferor Company shall be entitled to rely on the agreements contained in this Section 10.03.

         10.04 Post-Closing Restrictions on the Transferor Members. In order to induce the BRI Partnership to enter into this Agreement, each Transferor Member, hereby agrees that until the tenth (10th) day following the first anniversary of the Closing:

                  (a) each Transferor Member shall continue to own and hold, and shall not assign, transfer, distribute to its partners or otherwise dispose of any of the BRI Partnership Units received by it pursuant to this Agreement except to the extent permitted under Section 9 of the BRI Partnership Agreement;

                  (b) no Transferor Member shall transfer or exchange the BRI Partnership Units for shares of common stock of BRI;

                  (c) except for the pledge of BRI Partnership Units by Morton Gorn, Stephen M. Gorn and John B. Colvin given to the BRI Partnership pursuant to the Pledge Agreement (described on Schedule K), no Transferor Member shall mortgage, pledge, create a security interest in or lien on or otherwise hypothecate or encumber any of such BRI Partnership Units except as permitted under the BRI Partnership Agreement;

                  (d) the provisions of this Section 10.04 shall survive the Closing indefinitely.

         10.05    Indemnification.

                  (a) The Transferor Members' Indemnity. In the event the parties proceed to Closing, each Transferor Member agrees, severally and not jointly, to indemnify and hold the

BRI Partnership harmless against and with respect to (i) any loss or damage (including reasonable attorney's fees) to the BRI Partnership subsequent to the Closing Date, resulting from (A) any inaccuracy in or breach of any representation or warranty of the Transferor Company set forth in Section 5A or of such Transferor Member set forth in Section 5B or (B) resulting from any breach or default by the Transferor Company or such Transferor Member of any obligation of the Transferor Company or such Transferor Member under this Agreement or (ii) from liabilities for borrowed money incurred by the Transferor Company or the Property prior to the Closing; provided that no Transferor Member shall be required to indemnify the BRI Partnership for any amounts in excess of 50% of the fair market value of the BRI Partnership Units received by such Transferor Member as of the date such indemnification obligation is satisfied (except for indemnification obligations with respect to representations of each of the Transferor Members in Section 5.33, which shall be limited to 100% of the fair market value as of the date such indemnification obligation is satisfied of the BRI Partnership Units received by such Transferor Member) (collectively, the "Cap"); and provided further that to the extent any of the Transferor Members have any indemnification obligation to the BRI Partnership, the Transferor Members may elect to satisfy such indemnification obligation by directing the BRI Partnership to cancel such amount of BRI Partnership Units acquired by such Transferor Member pursuant to this Agreement having a fair market value (measured at the time such BRI Partnership Units are returned or canceled) equal to the indemnification obligation of such Transferor Member.

                  (b) The BRI Partnership's Indemnity. In the event the parties proceed to Closing, the BRI Partnership agrees to indemnify and hold the Transferor Members harmless against and with respect to (i) any loss or damage (including reasonable attorney's fees) to the Transferor Members, subsequent to the Closing Date, resulting from (A) any inaccuracy in or breach of any representation or warranty of the BRI Partnership or (B) resulting from any breach or default by the BRI Partnership of any obligation of the BRI Partnership under this Agreement or (ii) from liabilities of the Transferor Company or the Property after the Closing (except for such liabilities resulting from a breach or default by the Transferor Members or the Transferor Company for which the BRI Partnership is indemnified under Section 10.05(a) above); provided that the BRI Partnership shall not be required to indemnify any Transferor Member under this Section 10.05(b)(i) for any amounts in excess of 50% of the fair market value as of the date such indemnification obligation is satisfied of the BRI Partnership Units received by such Transferor Member (except for indemnification obligations with respect to Sections 6.10 and 11.03 which shall be limited to 100% of the fair market value as of the date such indemnification obligation is satisfied of the BRI Partnership Units received by such Transferor Member).

                  (c) The indemnification obligations of the Transfer Members and the BRI Partnership, respectively, with respect to any representation or warranty, shall be limited to claims made prior to the last date of survival thereof set forth in Section 16.

                  (d) The amount of the indemnifying party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings that actually reduce the impact of losses upon, the indemnified party.

                  (e) Neither the BRI Partnership nor any of the Transferor Members shall have any liability for claims made under Section 10.05(a) or 10.05(b) unless and until the aggregate amount of all losses incurred exceeds $50,000 (in which case the indemnifying party shall be liable for the portion of losses exceeding $50,000).

                  (f) The indemnification provided in this Section 10 shall be the sole and exclusive remedy after the Closing Date for damages available to the BRI Partnership or the Transferor Members for a breach of any of the terms, conditions, representations or warranties contained herein, and each party acknowledges and agrees that other than the representations and warranties set forth herein, no other representations and warranties are being made with respect to the BRI Partnership, the Transferor Company or the Property.

                  (g) Each of the Transferor Members, the Transferor Company and the BRI Partnership acknowledge and agree that, unless otherwise agreed to in writing by all the parties, from and after the Closing, each of the parties hereto will be deemed to have waived any right to seek indemnification hereunder from the other party for any breach or default of a representation, warranty or obligation hereunder by such other party to the extent that the party seeking indemnification had actual knowledge of such breach or default by such other party on or prior to Closing.

         10.06 Post-Closing Tax Matters. As a result of the Closing, the Transferor Company shall terminate for federal income tax purposes pursuant to
Section 708(b)(1)(B) of the Code and its tax year shall close on the Closing Date. The Transferor Members shall prepare and timely file any federal, state, local and foreign tax or information returns due after Closing that are required to be filed by or on behalf of the Transferor Company with respect to all tax years or periods ending on or prior to the Closing Date. The Transferor Members shall prepare and timely file the terminating tax returns for the Transferor Company resulting from the consummation of the transactions contemplated under this Agreement, provided, however, that such tax returns shall be prepared in accordance with the terms and provisions of this Agreement and provided further, that prior to the filing thereof the Transferor Members shall submit the terminating tax returns to the BRI Partnership for its review and approval, which shall not be unreasonably withheld or delayed. The BRI Partnership shall assist the Transferor Members in obtaining such data and information regarding the Transferor Company to permit the Transferor Members to prepare such returns or to respond to any audits or assessments for the periods covered by such returns.

                                   SECTION 11
                                   ----------

                      BRI PARTNERSHIP'S CLOSING OBLIGATIONS
                      -------------------------------------
                           AND POST-CLOSING AGREEMENTS
                           ---------------------------

         11.01 Closing Deliveries and Agreements. At the Closing, the BRI Partnership shall:

                  (a) Transfer of Consideration; Execution and Delivery of BRI Partnership Amendment, Confirmation and Registration Rights Agreement. Deliver to the Transferor Members (i) the Base Consideration and, if applicable, the Additional Consideration Installments, as the same shall be adjusted for apportionments under Section 12 and any adjustments thereto required pursuant to the express provisions this Agreement, (ii) the BRI Partnership Confirmations in the form attached hereto as Exhibit 2, (iii) the BRI Partnership Amendment, in the form attached hereto as Exhibit 3 duly executed by BRI Apartments and (iv) the Registration Rights Agreement in the form attached hereto as Exhibit 4 duly executed by BRI.

                  (b) Execution and Delivery of Transferor Assignments, Amended Transferor Operating Agreement and Amended Transferor Company Articles. Deliver to the Transferor Members (i) the Transferor Assignments duly executed by the BRI Partnership and (ii) the Amended Transferor Operating Agreement and Amended Transferor Company Articles duly executed by the BRI Partnership, or its designees, pursuant to which the BRI Partnership, or its designees, shall be admitted as partners of the Transferor Company.

                  (c) Record Amended Transferor Company Articles. Cause the Amended Transferor Company Articles to be filed with all appropriate state and, if applicable, local filing offices.

                  (d) Opinion. An opinion of counsel satisfactory to the Transferor Members to the effect that the BRI Partnership has been duly formed in accordance with Delaware law and is validly existing and in good standing under such laws, that the BRI Partnership Amendment has been duly executed and delivered, that no state transfer taxes, sales tax, excise tax or transfer stamps are required in connection with the issuance of the BRI Partnership Units to the Transferor Members as contemplated by this Agreement and as to such other matters as are customarily required in Baltimore, Maryland in connection with the transactions contemplated under this Agreement. The opinion shall also provide that, based solely on a certification of BRI, commencing with BRI's taxable year ending December 31, 1991, BRI has been organized in conformity with the requirements for qualifications as a "real estate investment trust" and its method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended.

                  (e) Certificate as to Representations and Warranties. Deliver to the Transferor Members a certificate by the BRI Partnership to the effect that all of the representations and warranties of the BRI Partnership set forth in this Agreement remain true and correct as of the Closing Date.

                  (f) Evidence of Existence and Authority. A certificate issued by the Secretary of State of the State of Delaware dated no earlier than 30 days prior to the Closing Date certifying as to the good standing and valid existence of the BRI Partnership.

                  (g) BRI Partnership Agreement. Deliver to the Transferor Members a true and correct copy of the BRI Partnership Agreement, as amended and in effect on the Closing Date, certified as such by an officer of the general partner of the BRI Partnership.

                  (h) Other Documents. Such other documents, instruments or agreements which the BRI Partnership is required to deliver to the Transferor Members pursuant to any other provisions of this Agreement or which the Transferor Members may, either at or subsequent to the Closing, deem reasonably necessary in order to consummate the transactions contemplated by this Agreement or to better vest in the Transferor Members title to the BRI Partnership Units. The provisions of this Section 11.01(h) shall survive the Closing indefinitely.

         11.02 BRI Partnership's Expenses. The BRI Partnership shall pay its own counsel fees, and all (i) Title Insurance and Survey costs, (ii) escrow and recording costs, (iii) transfer taxes and documentary stamps, if any, (iv) UCC search costs and (v) all other Closing costs.

         11.03    Post-Closing Agreements of the BRI Partnership.


                  (a) The BRI Partnership hereby grants the Transferor Members, in their capacity as a limited partner of the BRI Partnership and so long as the Transferor Company has not dissolved, terminated or liquidated, the right to receive the Transferor Membership Interests as a distribution in kind in satisfaction of the Transferor Members' distribution rights under Section 8.2 of the BRI Partnership Agreement. If the Transferor Membership Interests are contributed by the BRI Partnership to a Subsidiary Entity (as defined in the BRI Partnership Agreement), the BRI Partnership shall cause such Subsidiary Entity, to take such actions as may be necessary to effectuate the foregoing right granted by the BRI Partnership to the Transferor Members.

                  (b) Until the expiration of the period (the "No Transfer Period") ending on the earlier of (I) such time as all of the Transferor Members have redeemed all of the BRI Partnership Units received by the Transferor Members hereunder for cash or for shares of BRI common stock or (II) seven (7) years from the Closing Date, neither the BRI Partnership nor BRI shall allow the sale or transfer of either the Transferor Membership Interests or the Property, except for (i) transfers that are fully tax-free to partnerships in which the BRI Partnership has an interest, (ii) exchanges that are fully tax-free pursuant to Section 1031 of the Code (iii) involuntary transfers which shall include, without limitation, a foreclosure, a deed-in-lieu of foreclosure, a condemnation or a liquidation of the BRI Partnership or BRI, provided that in the event of a condemnation, the BRI Partnership shall use reasonable efforts to reinvest the net condemnation proceeds in accordance with Section 1033 of the Code and hold the same until the expiration of the No Transfer Period; and (iv) voluntary transfers arising in connection with any financing or refinancing of the Property, which shall include, without limitation, a mortgage, deed of trust, or any other related financing liens or security interests, the parties affirmatively acknowledging that there shall be no restriction on the financing or refinancing of the Property by the BRI Partnership.

                  (c) The provisions of this Section 11.03 shall survive the Closing indefinitely.

                                   SECTION 12
                                   ----------

                 APPORTIONMENTS AND ADJUSTMENTS TO CONSIDERATION
                 -----------------------------------------------

         12.01 Apportionments. The following apportionments shall be made between the parties on the Closing Date as of the close of the business day prior to the Closing Date and, the net amount of such prorations and apportionments shall be paid in cash at Closing by the party owing such amount to the other party unless the Transferor Members have made an election to receive BRI Partnership Units, in which event such proration and apportionments shall be settled in accordance with Section 12.04:

                  (a)      prepaid and collected rent;

                  (b) real estate and personal property taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Property, apportionment on the Closing Date shall be based on the last available reading, subject to adjustment after the Closing on a per diem basis, when the next reading is available;

                  (c) charges or prepayments under transferable Service Contracts; and

                  (d) all other income and expenses relating to the Property, including without limitation, income from cable television services as are customarily adjusted in real estate transactions of this size and type in Baltimore, Maryland.

         If as of the Closing Date, any items of income or expense attributable to the Property are not known or available, the parties agree to equitably apportion such items, so long as the same are identified within 90 days after the Closing. If the Closing Date shall occur before the applicable real estate or personal property tax rate is fixed, the apportionment of taxes on the Closing Date shall be upon the basis of the tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any material errors or omissions in computing any apportionments on the Closing Date shall be promptly corrected, which obligation shall survive the Closing Date for a period of ninety (90) days after Closing.

         At least five (5) days prior to the Closing Date, the Transferor Members and the BRI Partnership shall prepare and exchange preliminary calculations of all adjustments and prorations to be made pursuant to this
Section 12. The Transferor Members and the BRI Partnership shall cooperate in the furnishing of all information and documentation necessary to prepare such calculations. If the Transferor Members have elected to receive BRI Partnership Units pursuant to Section 2.02, then prior to Closing, the Transferor Members shall deliver to the BRI

Partnership the final Transfer Allocation Schedule (the "Transfer Allocation Schedule"), which shall be based upon the Preliminary Transfer Allocation Schedule, shall incorporate all adjustments and prorations to be made pursuant to Section 12 and shall set forth (i) the name of each Transferor Member, and
(ii) the number of BRI Partnership Units to be received by each Transferor Member. The BRI Partnership shall have no obligation or liability with respect to the preparation or accuracy of the Preliminary Transferor Allocation Schedule or the Transfer Allocation Schedule or the distribution of the BRI Partnership Units or the BRI Additional Payment, if applicable, to the Transferor Members and the Transferor Members hereby release the BRI Partnership from any such obligation or liability.

         Subject to Section 12.04, all cash (including any escrow deposits) shall be used by the Transferor Company to pay amounts payable by the Transferor Company and/or distributed to the Transferor Members prior to Closing, and if any of such cash applicable to preclosing periods is not removed from the Transferor Company prior to Closing, the BRI Partnership shall hold such cash as agent for the Transferor Members and refund such cash to the Transferor Members subsequent to Closing.

         12.02 Application of Rent Payments. If any tenant is in arrears in the payment of rent on the Closing Date, the Transferor Company shall distribute the right to receive such rent to the Transferor Members immediately prior to Closing. The BRI Partnership shall act as agent for the Transferor Members in collecting such rents. Rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month in which the Closing occurred; (b) then to any month or months following the month in which the Closing occurred until all unpaid rents have been paid in full; and
(c) then to the period prior to the month in which the Closing occurred. After Closing, the BRI Partnership shall cause the Transferor Company to use reasonable efforts to collect delinquent rents attributable to the period prior to the month in which Closing occurred, provided such efforts shall not require the commencement of litigation against any such tenant. If rents or any portion thereof received by the Transferor Members or the BRI Partnership after the Closing are payable to the other party by reason of this allocation or otherwise, the appropriate sum shall be paid to the other party within thirty
(30) days from the receipt thereof, which obligation shall survive the Closing.

         12.03 Security Deposits. The Transferor Company shall assign and deliver to the BRI Partnership all of the tenant security deposits, including interest accrued thereon at the rate of 4% as required by applicable state law or at such higher rate, if any, as required by the terms of the leases, for each tenant as shown on the Rent Roll and the BRI Partnership, or its designee, shall assume all liability with respect to the tenant security deposits under applicable state law and/or the terms of the Leases.

         12.04 Election of Form of Payment. If as a result of the prorations and apportionments set forth in Section 12.01, the Transferor Members owe an amount to the BRI Partnership, the Transferor Members shall have the right to elect to adjust for such amounts owing by the Transferor Members to the BRI Partnership in the form of BRI Partnership Units rather than cash. In addition, if as a result of the prorations and apportionments set forth in Section 12.01, the BRI Partnership owes an amount to the Transferor Members, such amount shall be paid in the form of BRI Partnership Units rather than cash, if the Transferor Members have elected under Section 2.02 to receive BRI Partnership Units. The Transferor Members shall notify the BRI Partnership at least seven (7) business days prior to the Closing Date of the manner in which the Transferor Members shall have elected to settle adjustments under this
Section 12.

                                   SECTION 13
                                   ----------

                               FAILURE TO PERFORM
                               ------------------

         13.01 Defective Title or Condition. If the Transferor Members are unable to give title or to contribute and transfer the Transferor Membership Interests, or to deliver possession of the Property, or to satisfy all of the terms and conditions precedent to closing as set forth in this Agreement, all as herein stipulated, or if on the scheduled closing the Transferor Membership Interests or the Property does not conform with the provisions hereof, the BRI Partnership may elect by written notice given to the Transferor Members on or before the Closing Date either (a) to take title as provided in Section 13.02, or (b) to terminate this Agreement as provided in Section 13.03.

         13.02 BRI Partnership Election. The BRI Partnership shall have the right to elect, in its sole discretion, on the Closing Date, to accept such title as the Transferor Members can deliver to the Transferor Membership Interests and the Property in its then condition and to deliver in exchange therefor the Consideration Amount then required to be paid subject to reduction of the Consideration Amount by the amounts required to remove all Monetary Liens.

         13.03 Transferor Default. If the Transferor Company or any of the Transferor Members default in the performance of their obligations under this Agreement, or if any representation or warranty of the Transferor Company or the Transferor Members is false or misleading (a "Transferor Default"), the BRI Partnership shall be entitled to exercise any or all remedies as may be available at law or in equity on account thereof, including, but not limited to, an action for specific performance or an action for money damages. By their execution hereof, Stephen M. Gorn and John B. Colvin ("Guarantors") hereby guarantee the performance by the Transferor Company of all of its obligations hereunder and, as part of such guaranty, shall be jointly and severally liable with the Transferor Company of the payment of all damages to which BRI Partnership may be entitled.

         13.04 The BRI Partnership's Default. If the BRI Partnership defaults in performing any of its obligations hereunder, then the Transferor Members shall be entitled to exercise any or all remedies as may be available at law or in equity on account thereof, including, but not limited to, an action for specific performance or an action for money damages.

                                   SECTION 14
                                   ----------

                                 BROKERAGE FEES
                                 --------------

         14.01 Brokerage Fees. The Transferor Company and the BRI Partnership mutually represent and warrant that neither of them has retained a broker, finder or similar agent who might have a claim or right to claim a commission or fee in connection with this transaction. The Transferor Company understands that American Property Consultants ("APC") had entered into a fee arrangement with Questar Properties, Inc. ("QPI"), which might not apply to this transaction in any event. Nevertheless, to the extent that it is determined that a commission or fee is owed to APC, it shall be the obligation of QPI and the Related Entities in accordance with the provisions of the Related Agreements. In no event shall any commission be due unless and until Closing has occurred and the transactions contemplated hereby have been consummated and in no event shall the BRI Partnership or the Transferor Company have any obligation to pay any commission to APC.


                                   SECTION 15
                                   ----------

                                     NOTICES
                                     -------

         15.01 Effective Notices. All notices under this Agreement shall be in writing and shall be delivered personally, sent by telecopier with original by first class mail, sent by Federal Express or other reputable overnight delivery service, or sent by prepaid registered or certified mail, return receipt requested, addressed as follows (or to such address as the Transferor Members or the BRI Partnership shall otherwise have given notice as herein provided):


If to the BRI Partnership:          c/o Berkshire Realty Company, Inc.
                                    470 Atlantic Avenue
                                    Boston, MA  02210
                                    Attn: Mr. David J. Olney
                                    Telecopier No. 617-423-8903

With a copy to:                     Hale and Dorr LLP
                                    60 State Street
                                    Boston, MA  02109
                                    Attn:  Joel H. Sirkin, Esq.
                                    Telecopier No. 617-526-5000

If to the Transferor Members        c/o Questar Properties, Inc.
                                    124 Slade Avenue, Suite 200
                                    Baltimore, MD 21208
                                    Attn: Mr. Stephen M. Gorn
                                    Telecopier No. 410-486-7692

With a copy to:                     James C. Oliver, Esq.
                                    Lenrow, Kohn, Howard & Oliver
                                    Seven St. Paul Street, 9th Floor
                                    Baltimore, MD 21202-1626
                                    Telecopier No. 410-962-0558

         With a copy to:            Ronald Hopkinson, Esq.
                                    Latham & Watkins
                                    885 Third Avenue, Suite 1000
                                    New York, NY 10022
                                    Telecopier No. 212-751-4864

         Notices shall be deemed effective, if delivered by hand, when so delivered; if sent by telecopier with original by first class mail, when so delivered by telecopier; if sent by overnight delivery service, one business day after deposited with such delivery service; or, if mailed, one business day after the date deposited with the U.S. Postal Service.

                                   SECTION 16
                                   ----------

                             LIMITATIONS ON SURVIVAL
                             -----------------------

         16.01 Survival. The representations, warranties, covenants and other obligations set forth in Sections 5.02, 5.33, 5.34, 10.01(t), 10.04 and 10.05 and the covenant and agreements of the BRI Partnership contained in Sections 2.04(b), 6.02, 6.05, 6.10, 10.05 and 11.03 shall survive the Closing indefinitely and an action based thereon may be brought at any time after the Closing Date. The representations, warranties, covenants and other obligations of the Transferor Members set forth in Sections 3.02, 4, 5.01 through and including 5.35 (except for 5.02, 5.12, 5.33 and 5.34), 9, 10.01(t), 10.04,
10.05, 12 and 14 and the representations and warranties, covenants and other obligations of the BRI Partnership contained in Sections 1.05(c), 6 (except for 6.02, 6.05, 6.06, 6.09 and 6.10), 10.05, 11.03, 12 and 14 shall survive until twelve (12) months after the Closing Date and thereafter during the pendency of any claim based upon a breach thereof, and no action based thereon shall be commenced more than twelve (12) months after the Closing Date. Except as otherwise specifically provided in this Agreement, no other representations, warranties, covenants or other obligations of the Transferor Members or the BRI Partnership set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing. Representations and warranties in Sections 5.12, 6.06 and 6.09 shall survive until 30 days after the expiration of the applicable statute of limitations.

         16.02 Merger. The delivery of the Transferor Assignments and Amended Transferor Operating Agreement by the Transferor Members (subject to the provisions of Section 12 hereof), and the acceptance and filing thereof by the BRI Partnership and the delivery of the BRI Confirmations and the acceptance thereof by the Transferor Members, shall be deemed the full performance and discharge of every obligation to be performed by the parties hereunder and the satisfaction of all conditions to Closing set forth herein, except as provided in Section 16.01 and except for such other obligations which are expressly provided herein to survive the Closing.

                                   SECTION 17
                                   ----------

                              CONDITIONS TO CLOSING
                              ---------------------

         17.01 BRI Conditions. Without limiting any other conditions to Closing of the BRI Partnership contained herein, the obligation of the BRI Partnership to proceed with the Closing of the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment of each of the conditions listed below as of the Closing Date, any or all of which may be waived, only in writing, by the BRI Partnership, as follows:

                  (a) Performance and Representations and Warranties. As of the Closing Date, (i) the Transferor Members and the Transferor Company shall have performed or complied with, in all material respects, all of their respective covenants, agreements and obligations under this Agreement, (ii) the Transferor Members shall have delivered the Transferor Members Closing Documents and (iii) all of the representations and warranties of the Transferor Company and the Transferor Members set forth in this Agreement shall be true and correct, in all material respects, as of the Closing Date.

                  (b) No Adverse Changes. After the date of notice of satisfaction of the Closing Conditions, there shall not have occurred any material adverse change in the financial condition, business, properties, assets or liabilities of the Transferor Company;

                  (c) Consents. Any and all consents, authorizations and approvals necessary to be obtained before Closing shall have been obtained.

                  (d) Title to Membership Interests. The Transferor Membership Interests shall, as of the Closing Date, be transferred and assigned to the BRI Partnership, or its designees, respectively, and shall be free and clear of any liens, pledges and encumbrances of any kind whatsoever.

                  (e) Property Title. The Transferor Company shall, as of the Closing Date, have good record, marketable and insurable title to the Property, subject only to the title exceptions permitted under Section 1.02.

                  (f) Construction. The Transferor Company shall have completed construction of the Improvements in accordance with the Plans and Specifications, as modified in accordance with this Agreement, and in compliance with all Codes all to the extent required under Sections 3.02 and 5.30, and, if such completion shall have occurred prior to the occurrence of the Stabilization Date, then, in addition to the foregoing, as of the Closing, the Improvements shall remain completed to the extent required under Sections 3.02 and 5.30 and shall be in substantially the same condition (subject to the provisions of Section 7.02 and to any damage to the Improvements caused by tenants) as they were in at the time of the BRI Partnerships' inspection pursuant to Section 1.04(c) with all identified construction deficiencies corrected.

         In the event that any condition set forth in Section 17.01(a) through
Section 17.07(e) hereinabove is neither satisfied nor waived by the BRI Partnership in writing, on or before the Closing Date, the BRI Partnership shall be entitled to terminate this Agreement by written notice given to the Transferor Members within seven (7) days after such date, and, thereafter this Agreement shall be void and without recourse to all parties hereunder except for provisions which are expressly stated to survive termination of this Agreement.

         17.02 Transferor Conditions. Without limiting any other conditions to Closing of the Transferor Members contained herein, the obligation of the Transferor Members to proceed with the Closing of the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment of each of the conditions listed below as of the Closing Date, any or all of which may be waived, only in writing, by the Transferor Members as follows:

                  (a) Performance and Representations and Warranties. As of the Closing Date, (i) the BRI Partnership shall have performed or complied with, in all material respects, all of the BRI Partnership covenants, agreements and obligations under this Agreement, (ii) the BRI Partnership shall have delivered the BRI Partnership Closing Documents and (iii) all of the BRI Partnership representations and warranties set forth in this Agreement shall be true and correct, in all material respects, as of the Closing Date.

                  (b) No Adverse Changes. After the date of any election by the Transferor Members to accept BRI Partnership Units, there shall not have occurred any material adverse change in the financial condition, business, properties, assets or liabilities of the BRI Partnership or BRI.

                  (c) Consents. Any and all consents, authorizations and approvals necessary to be obtained before Closing shall have been obtained.

                  (d) BRI Partnership Units. The BRI Partnership Units shall, as of the Closing Date, be transferred and assigned to the Transferor Members and shall be free and clear of any liens, pledges and encumbrances of any kind whatsoever.

         In the event that any condition set forth in Section 17.02(a) through
Section 17.02(d) hereinabove is neither satisfied nor waived by the Transferor Members in writing, on or before the Closing Date, the Transferor Members shall be entitled to terminate this Agreement by written notice given to the BRI Partnership within seven (7) days after such date, and, thereafter this Agreement shall be void and without recourse to all parties hereunder except for provisions which are expressly stated to survive termination of this Agreement.

         17.03 Related Agreements. Simultaneously herewith, the BRI Partnership has entered into with various parties (the "Related Entities") various agreements, including this Agreement, for the conveyance of partnership interests or property interests or other assets and for the making of certain secured loans, which agreements are more particularly described on Schedule K attached hereto (collectively the "Related Agreements"). (The transactions described in the Related Agreements, including this Agreement, are collectively the "Related Transactions"). Except to the extent the parties expressly agree otherwise in writing or in that certain Kickout Agreement of even date between the BRI Partnership and Questar Investment Corporation attached hereto as
Exhibit 6 (the "Kickout Agreement"), in the event that any of the Related Agreements is terminated pursuant to any termination provision of any other Related Agreement, this Agreement shall terminate automatically simultaneously with the termination of any such Related Agreement whereupon this Agreement shall be void and without recourse to all parties, except for provisions which are expressly stated to survive the termination of this Agreement. The provisions of this Section 17.03 shall be of no further force or effect once closing occurs under any one or more of the Related Agreements.


                                   SECTION 18
                                   ----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------


         18.01. Assignment. Except as hereinafter provided, this Agreement may not be assigned prior to Closing by either party hereto. The BRI Partnership shall have the right to designate an entity affiliated with the BRI Partnership to accept title to some of the Membership Interests, but the BRI Partnership shall remain fully liable for the performance of all of its obligations hereunder. The Transferor Members and the Transferor Company shall have the right to collaterally assign their interests under this Agreement to a construction lender providing construction financing for the Improvements (the "Lender"). This Agreement shall be automatically subject and subordinate to the mortgage, deed of trust and all other loan documents now or hereafter entered into evidencing the loan and security of the Lender. If the Transferor Members and Transferor Company so assign this Agreement, then the the BRI Partnership agrees to enter into an agreement with the Lender (the "Tri Party Agreement") providing that: (a) the BRI Partnership agrees to provide the Lender with reasonable notice and opportunity to cure any default by the Transferor Members or the Transferor Company hereunder; (b) the BRI Partnership agrees not to modify or amend this Agreement without the prior written consent of Lender, (c) the BRI Partnership, at the written request of Lender upon a default under the loan, will pay the Base Consideration or such lesser amount as is required to satisfy the loan directly to Lender provided that all of the conditions to Closing provided herein have been satisfied; (d) the Lender agrees to recognize the rights of BRI Partnership under this Agreement; (e) the BRI Partnership will permit Lender to perform any obligations of the Transferor Company and Transferor Members hereunder and will agree to recognize Lender as the Transferor Company and the Transferor Members hereunder should Lender succeed to the interest of the Transferor Company and Transferor Members, provided, however, that, in such event, Lender's liability under this Agreement shall be limited to its interest in the Transferor Company and the Property; and further provided that (f) the BRI Partnership will have no liability for payment of the Lender's loan or the performance of any obligations under any of the loan documents other than the Tri-Party Agreement; and (g) the amount to be paid to Lender shall be payable in cash only and not in BRI Partnership Units and shall be limited to the amount provided in clause (c). The parties acknowledge and agree that the Transferor Company is currently the owner of land in addition to the Land (the "Additional Avalon Land") which is the subject of a separate Development Contribution Agreement (the "Other Avalon Agreement") between the BRI Partnership and the Transferor Company and Transferor Members. To facilitate the transactions contemplated hereby and by the Other Avalon Agreement, prior to the commencement of construction, the Transferor Company will transfer either or both of the Land and the Additional Land to a newly-formed limited partnership(s) or limited liability company(s) such that the Land will be owned by one entity and the Additional Land will be owned by another entity. At said time, the newly-formed entity(s) and its owners will assume all of the obligations of either this Agreement or the Other Avalon Agreement (whichever is applicable to the land it then owns) and the original Transferor Company and Transferor Members shall be released from all liability thereunder, and pursuant to instruments in form reasonably satisfactory to all parties.

         18.02 Integration. This Agreement and the Schedules and Exhibits hereto embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         18.03 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland. The Transferor Members, Transferor Company and the BRI Partnership consent to the personal jurisdiction of the federal and state courts of the State of Maryland and agree that service of process may be made upon each of them by certified mail, return receipt requested or in any other manner permitted by law.

         18.04 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         18.05 Successors and Assigns. Subject to the provisions of this Agreement, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. In no event shall the Transferor Members have the right to assign or transfer their right to receive BRI Partnership Units.

         18.06 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by all of the Transferor Members and the BRI Partnership. The delivery by the BRI Partnership to the Transferor Members of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to the BRI Partnership of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by the BRI Partnership by written notice given at any time prior to such acceptance and satisfaction.

         18.07 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

         18.08 Headings; Schedules; Exhibits. The headings of the various Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. All references to Sections or paragraphs herein shall be to the specified Section or paragraph of this Agreement, unless stated to the contrary, and all references to Schedules and Exhibits shall be to the specified Schedules and Exhibits annexed hereto. All Schedules and Exhibits annexed hereto are made a part hereof. All terms defined herein shall have the same meanings in the Schedules and Exhibits, except as otherwise provided therein. All references in this Agreement shall be deemed to include the Schedules and Exhibits.

         18.09 Publicity. In no event shall either the Transferor Members or the BRI Partnership issue any press release or otherwise communicate to any third party any information regarding this Agreement or the transactions contemplated hereby unless the other party has consented thereto and to the form and substance of any such statement, announcement or release; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of the transactions contemplated hereby to the accountants, attorneys or other authorized agents of such party or as such party deems necessary or desirable pursuant to any court or governmental order or applicable securities regulations or financial reporting requirements, nor shall the BRI Partnership or BRI be precluded from describing this Agreement and the transactions herein contemplated in any filings made pursuant to any securities laws or in connection with the Public Offering or Private Placement, or from filing this Agreement, the Exhibits hereto and the Schedules as exhibits to any filings by the BRI Partnership or BRI required by any securities laws. Notwithstanding the foregoing, no party hereunder shall have any liability by reason of the details of the transactions contemplated hereby becoming known by means beyond the reasonable control of such party. The provisions of this
Section 18.09 shall survive the Closing.

         18.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts and such counterparts taken together shall constitute one and the same agreement.

                                   SECTION 19
                                   ----------

                        ADDITIONAL PROVISIONS RELATING TO
                        ---------------------------------
                             THE TRANSFEROR MEMBERS
                             ----------------------


         19.01 Transferor Allocation Schedule. Each Transferor Member acknowledges and agrees that the Transferor Allocation Schedule attached hereto as Exhibit I is true, correct and complete in all respects as it relates to such Transferor Member.

         19.02 Time of Effectiveness. The Transferor Members acknowledge and agree that this Agreement and the agreements attached as Exhibits hereto will not be binding and effective unless and until all of the parties hereto and thereto have executed counterparts to such agreements.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

WITNESS:


------------------------------      ----------------------------
                                    Stephen M. Gorn


------------------------------      ----------------------------
                                    John B. Colvin


------------------------------      ----------------------------
                                    Morton Gorn

                                    - Transferor Members -

                                    BRI OP LIMITED PARTNERSHIP

                                    By: Berkshire Apartments, Inc.
                                    General Partner


____________________________        By: _________________________
                                       Name:
                                       Title:

                                   -  the BRI Partnership -

Stephen M. Gorn, individually, and John B. Colvin, individually, join herein in accordance with the provisions of Section 13.03.


------------------------------      --------------------------------
                                    Stephen M. Gorn

------------------------------      --------------------------------
                                    John B. Colvin

                                    - the Guarantors-



                             RECEIPT BY ESCROW AGENT

          The undersigned Escrow Agent hereby acknowledges receipt of $1.00, by certified check to be held as the Deposit pursuant to this Agreement.


WITNESS:                            LAWYERS TITLE INSURANCE
                                    CORPORATION



________________________            By: _______________________
                                        Name:
                                        Title:
                                        Date:

                                List of Schedules

Schedule A     -      Description of Land
Schedule B     -      Personal Property
Schedule C     -      List of  Plans and Specifications
Schedule D     -      Form of Rent Roll
Schedule E     -      Service Contracts
Schedule F     -      Financial Statements
Schedule G     -      Insurance
Schedule J     -      Environmental Reports
Schedule K     -      Related Agreements
Schedule 3.03  -      Pro Forma Rents
Schedule 5.05  -      Litigation
Schedule 5.18  -      Litigation Pending Against Transferor Company by Tenants
Schedule 5.27  -      Shared Facilities/Utilities
Schedule 5.33  -      Liens on Membership Interests

                                List of Exhibits

                  BRI Exhibits
                  ------------

Exhibit 1 - BRI Partnership Agreement (including all amendments)
Exhibit 2 - BRI Partnership Confirmation
Exhibit 3 - BRI Partnership Amendments
Exhibit 4 - BRI Registration Rights Agreement
Exhibit 5 - BRI Questionnaire
Exhibit 6 - Kickout Agreement
Exhibit 7 - BRI Management Agreement

                  Transferor Exhibits
                  -------------------

Exhibit I      -   List of Transferor Members (with address and membership
                   interest of each member)
Exhibit II     -   Transferor Operating Agreement
Exhibit III    -   Assignment of Transferor Membership Interests
Exhibit IV     -   Amended and Restated Operating Agreement of Transferor
                   Company
Exhibit V      -   Amended and Restated Articles of Organization of Transferor
                   Company
Exhibit VI     -   Gap Indemnity
Exhibit VII    -   Non-Imputation Affidavit
Exhibit VIII   -   Title Affidavit
Exhibit IX     -   Right of First Offer Agreement
Exhibit X      -   AIA Construction Warranty

                   Schedule 5.27 - Shared Facilities/Utilities
                                (Avalon 1, 3, 4)

1. Recreational Facilities Agreement relating to the use of pool and clubhouse facilities on Avalon 1, 3, 4, by tenants of Avalon 2, and the sharing of costs associated with these facilities.

2. Easement Agreement relating to the sewage pumping station and storm water basin #2 servicing Avalon 1, 3, 4 and Avalon 2, and the sharing of costs associated with these facilities.